As filed with the Securities and Exchange Commission on June 3, 2024.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Structure Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	98-1480821 (I.R.S. Employer Identification Number)
601 Gateway Blvd., Suite 900
South San Francisco, CA 94080
(650) 457-1978
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raymond Stevens, Ph.D.
Chief Executive Officer
Structure Therapeutics Inc.
601 Gateway Blvd., Suite 900
South San Francisco, CA 94080
(650) 457-1978
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Charles S. Kim Patrick Loofbourrow Carlos Ramirez Su Lian Lu Cooley LLP 10265 Science Center Drive San Diego, CA 92121 (858) 550-6000	Matthew T. Bush Cheston Larson Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 (858) 523-5400
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 3, 2024
8,000,000 American Depositary Shares
Representing 24,000,000 Ordinary Shares
Pre-Funded Warrants to Purchase Ordinary Shares
Represented by American Depositary Shares

We are offering 8,000,000 American Depositary Shares (“ADSs”), representing 24,000,000 ordinary shares, par value $0.0001 per share. Each ADS represents three ordinary shares. We are also offering to certain purchasers, if any, whose purchase of ADSs in this offering would otherwise result in such purchasers, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ADSs immediately following the offering, the opportunity to purchase, if such purchaser chooses, pre-funded warrants to purchase ordinary shares, represented by ADSs, in lieu of ADSs. The purchase price of each pre-funded warrant equals the price per ADS at which the ADSs are being sold to the public in this offering, minus $0.0001, which is the exercise price per ordinary share of each pre-funded warrant. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full, subject to an ownership limit. This offering also relates to the ADSs issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of ADSs we are offering will be decreased on a one-for-one basis.
Our ADSs are listed on the Nasdaq Global Market (“Nasdaq”), under the symbol “GPCR.” The last reported sale price of our ADSs on Nasdaq on May 31, 2024 was $34.20 per ADS. There is no established public market for the pre-funded warrants, and we do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including Nasdaq.
We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

There are legal and operational risks associated with having certain of our operations in China, including risks related to Chinese and U.S. regulations, changes in the legal, political and economic policies of the Chinese government, and the relations between China and the United States which may affect our business, financial condition, results of operations and the market price of our ADSs. Any such changes could potentially limit our ability to offer or continue to offer our ADSs to investors, and could potentially cause the value of our ADSs to decline. Investing in our securities involves a high degree of risk. See the section titled “Risk Factors” beginning on page 17 to read about factors you should consider before deciding to invest in our ADSs.
	Per ADS	Per Pre-Funded Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to Structure Therapeutics Inc., before expenses	$	$	$

(1)
See the section titled “Underwriting” for additional information regarding underwriter compensation.

We have granted the underwriters an option for a period of 30 days to purchase an additional 1,200,000 ADSs. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $      and the total proceeds to us, before expenses, will be $      .
Delivery of the ADSs and pre-funded warrants is expected to be made on our about            , 2024.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC
Morgan Stanley
Jefferies
Leerink Partners
Guggenheim Securities
BMO Capital Markets
Prospectus dated           , 2024

We and the underwriters have not authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to, the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our ADSs, pre-funded warrants or ordinary shares only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus or in any applicable free writing prospectus is accurate only as of the date of this prospectus or any such free writing prospectus, as applicable, regardless of its time of delivery or of any sale of our ADSs, pre-funded warrants or ordinary shares. Our business, financial condition, results of operations and future growth prospects may have changed since that date.
For investors outside the United States:   Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ADSs, pre-funded warrants or ordinary shares and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY
This summary highlights selected information contained in greater detail elsewhere in this prospectus or incorporated by reference herein. Before investing in our securities, you should carefully read this entire prospectus, including the information incorporated by reference herein, especially the matters discussed in the information set forth under the sections titled “Risk Factors” in this prospectus and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, each of which are incorporated by reference herein. Unless the context otherwise requires, the terms the “Company,” “Structure Therapeutics,” “we,” “us,” “our” and similar references in this prospectus refer to Structure Therapeutics Inc. and its subsidiaries.
Overview
We are a clinical stage global biopharmaceutical company aiming to develop and deliver novel oral therapeutics to treat a wide range of chronic diseases with unmet medical need. Our differentiated technology platform leverages structure-based drug discovery and computational chemistry expertise and enables us to develop oral small molecule therapeutics for the treatment of various diseases including those impacting the metabolic, cardiovascular, and pulmonary systems. In February 2023, we completed our initial public offering for net proceeds of approximately $166.7 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. In September 2023, we entered into a share purchase agreement with certain institutional investors, pursuant to which we issued and sold an aggregate of 21,617,295 ordinary shares and 2,401,920 non-voting ordinary shares for net proceeds of approximately $281.5 million.
Our initial focus is on G-protein coupled receptors (“GPCRs”) as a therapeutic target class. GPCRs regulate numerous diverse physiological and pathological processes, and approximately one in every three marketed medicines targets GPCR-associated pathways. By leveraging our world-class GPCR know-how, we aim to design differentiated small molecule therapies to overcome the limitations of biologics and peptide therapies targeting this family of receptors. We are developing GSBR-1290, our oral small molecule product candidate targeting the validated glucagon-like-peptide-1 receptor (“GLP-1R”) for the treatment of type 2 diabetes mellitus (“T2DM”) and obesity. We completed our Phase 1 single ascending dose (“SAD”) study of GSBR-1290 in September 2022. GSBR-1290 was generally well tolerated and demonstrated dose-dependent pharmacokinetic (“PK”) and pharmacodynamic (“PD”) activity. We submitted an investigational new drug (“IND”) application to the U.S. Food and Drug Administration (“FDA”) to support initiation of a Phase 1b study in T2DM and obesity and received FDA allowance in September 2022. We initiated the Phase 1b multiple ascending dose (“MAD”) study of GSBR-1290 in January 2023 and completed dosing in otherwise healthy overweight subjects in March 2023. In May 2023, we submitted a protocol amendment to the FDA and initiated dosing of the Phase 2a proof-of-concept study in T2DM and obesity. We reported topline data for the 28-day Phase 1b MAD study in September 2023, in which GSBR-1290 was generally well-tolerated with no adverse event-related discontinuations and demonstrated an encouraging safety profile and significant weight loss of up to 4.9% placebo-adjusted, supporting once-daily dosing. In December 2023, we reported clinically meaningful topline data from our Phase 2a T2DM cohort, interim results from our Phase 2a obesity cohort and topline data from a Japanese ethno-bridging study of GSBR-1290. These data demonstrated that GSBR-1290 was generally well-tolerated, with no treatment-related serious adverse events (“SAEs”) over 12 weeks, with only one participant discontinuing the study due to adverse events in the T2DM cohort and none in the obesity cohort. GSBR-1290 also showed significant reduction in weight in the obesity cohort at 8 weeks, and significant reductions in hemoglobin A1c (“HbA1c”) and weight in the T2DM cohort. In June 2024, we reported positive topline data from our Phase 2a obesity study, in which GSBR-1290 demonstrated a clinically meaningful and statistically significant placebo-adjusted mean decrease in weight of 6.2% at 12 weeks (p<0.0001, using least-squares means (“LSM”) and analyzed based on the primary efficacy estimand using a mixed model for repeated measures) and demonstrated generally favorable safety and tolerability results following repeated, daily dosing up to 120mg. Furthermore, we explored a new tablet formulation of GSBR-1290 in a capsule to tablet PK study, which demonstrated a placebo-adjusted mean weight loss of up to 6.9% with the tablet formulation at 12 weeks (p<0.0001, using LSM and analyzed based on the primary efficacy estimand using a mixed model for repeated measures). We anticipate submitting an IND to the FDA in the third quarter of 2024 to support initiation of a trial in chronic weight management and expect to initiate a global Phase 2b study for obesity in the fourth quarter of 2024. Details of the Phase 2 development plan in T2DM are expected to be determined in the second half of 2024.
The following table summarizes key information on our current product candidates:
Metabolic Diseases
We are initially advancing our GLP-1R franchise as a treatment for obesity and T2DM, conditions affecting approximately 764 million and 537 million people worldwide, respectively. We believe our GLP-1R programs have demonstrated qualities that offer the potential to differentiate them from current approved and development stage programs.
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Selective GLP-1R Program:   GSBR-1290 is a biased GLP-1R agonist which has demonstrated dose-dependent activation of the G-protein pathway. GSBR-1290 has also demonstrated glucose-dependent insulin secretion and suppressed food intake with similar activity to an approved injectable peptide GLP-1R agonist in preclinical models. The product candidate is designed to be orally administered, without restrictions on diet or concomitant therapy.

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GLP-1R Combination:   Our combination and next generation small molecule program is focused on GLP-1R candidates, including GLP-1R/GIPR agonists and amylin agonists, each designed with customized properties to achieve additional benefits like enhanced metabolic control. Our APJR agonist, ANPA-0073, is being evaluated for selective or muscle-sparing weight loss. ANPA-0073, is a G-protein biased APJR agonist for which we completed a Phase 1 SAD and MAD study, in which it was generally well tolerated as a single dose from 2mg to 600 mg, and at doses from 75 mg to 500 mg once daily dosing for seven days, with no SAEs reported.

Pulmonary and Cardiovascular Diseases
We are evaluating our LPA1R program, LTSE-2578 for idiopathic pulmonary fibrosis (“IPF”) and progressive pulmonary fibrosis.
Our LPA1R program, LTSE-2578, is an investigational oral small molecule LPA1R antagonist. We believe LTSE-2578 is a differentiated molecule because it demonstrated potent in vitro and in vivo activity in preclinical IPF models and dose dependent inhibition of histamine release as the PD marker. We plan to initiate a first-in-human study in the second quarter of 2024.
Intellectual Property
For our GLP-1R program, as of May 31, 2024, our wholly-owned subsidiary Gasherbrum Bio, Inc., is the sole owner of four granted U.S. patents and 13 pending U.S. patent applications, 13 Patent Cooperation

Treaty (“PCT”), applications, and 98 pending foreign patent applications in Argentina, the African Regional Intellectual Property Organization (“ARIPO”), Australia, Brazil, Canada, Chile, the People’s Republic of China, Colombia, Costa Rica, Dominican Republic, Egypt, the Eurasian Patent Office (the “EAPO”), the European Patent Office (the “EPO”), Guatemala, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Mexico, Malaysia, New Zealand, Panama, Peru, Philippines, Saudi Arabia, Singapore, Thailand, Taiwan, Ukraine, Vietnam, and South Africa. These patent applications, to the extent they issue (or in the case of priority applications, if issued from future non-provisional applications that we file), are expected to expire between 2041 and 2044, without accounting for potentially available patent term adjustments or extensions. These patent applications relate to compositions of matter of heterocyclic GLP-1 agonists, including GSBR-1290 and its analogs, solid forms and methods of treating conditions associated with GLP-1R activity. We intend to strengthen the patent protection of our product candidates and other discoveries, inventions, trade secrets and know-how that are critical to our business operations through additional patent application filings.
For our APJR program, as of May 31, 2024, our wholly-owned subsidiary Annapurna Bio, Inc. is the sole owner of three granted U.S. patents, four pending U.S. patent applications, two PCT applications, over 40 issued foreign patents, and 24 pending foreign patent applications in Argentina, Australia, Brazil, Canada, the People’s Republic of China, the EAPO, the EPO, Hong Kong, Israel, India, Japan, South Korea, Mexico, New Zealand, Singapore, Taiwan, and South Africa relating to compounds and compositions of matter for treating conditions associated with Apelin receptor activity, including ANPA-0073 and its analogs, solid forms and methods of treating conditions associated with Apelin receptor activity. Any patents issuing from these patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2039 and 2045, without accounting for potentially available patent term adjustments or extensions.
For our LPA1R program, as of May 31, 2024, our wholly-owned subsidiary Lhotse Bio, Inc. is the sole owner of one granted U.S. patent, three pending U.S. patent applications, four PCT applications and eleven pending foreign patent applications in Argentina, the People’s Republic of China, the EPO, Hong Kong, Japan, and Taiwan relating to compounds and compositions of matter for treating conditions associated with LPA receptor activity, including LTSE-2578 and its analogs, and methods of treating conditions associated with LPA receptor activity. Any patents issuing from these patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2041 and 2044, without accounting for potentially available patent term adjustments or extensions.
For our oral small molecule Amylin program, as of May 31, 2024, our wholly-owned subsidiary Aconcagua Bio, Inc. is the sole owner of four PCT applications relating to compounds and compositions of matter for treating conditions associated with Amylin receptor activity and methods of treating conditions associated with Amylin receptor activity. Any patents issuing from these patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2044 and 2045, without accounting for potentially available patent term adjustments or extensions.
Regulatory Requirements in China
Revised Cybersecurity Review Measures
On July 10, 2021, the Cybersecurity Administration of China (the “CAC”) published a draft revision to the existing Cybersecurity Review Measures for public comment (the “Revised Draft CAC Measures”). On January 4, 2022, together with 12 other Chinese regulatory authorities, the CAC released the final version of the Revised Draft CAC Measures (the “Revised CAC Measures”), which came into effect on February 15, 2022. Pursuant to the Revised CAC Measures, critical information infrastructure operators procuring network products and services, and online platform operators (as opposed to “data processors” in the Revised Draft CAC Measures) carrying out data processing activities which affect or may affect national security, shall conduct a cybersecurity review pursuant to the provisions therein. In addition, online platform operators possessing personal information of more than one million users seeking to be listed on foreign stock markets must apply for a cybersecurity review. On November 14, 2021, the CAC further published the Regulations on Network Data Security Management (Draft for Comment) (the “Draft Management Regulations”), under which data processors refer to individuals and organizations who determine the data processing activities in terms of the purpose and methods at their discretion. The Draft Management Regulations reiterate that data processors shall be subject to cybersecurity review if  (i) they process personal information of more than one million persons and they are aiming to list on foreign stock markets, or (ii) their data processing activities affect or may affect Chinese national security. The Draft Management Regulations also request data processors seeking to list on foreign stock markets to annually assess their data security by themselves or through data security service organizations, and submit the assessment reports to relevant competent authorities. As the Draft Management Regulations are released only for public comment, the final version and the effective date thereof is subject to change.
As of the date of this prospectus, we have not received any notice from any Chinese regulatory authority identifying us as a “critical information infrastructure operator,” “online platform operator” or “data processor,” or requiring us to go through the cybersecurity review procedures pursuant to the Revised CAC Measures and the Draft Management Regulations. Based on our understanding of the Revised CAC Measures, and the Draft Management Regulations if enacted as currently proposed, we do not expect to become subject to cybersecurity review by the CAC for issuing securities to foreign investors because: (i) the clinical and preclinical data we handle in our business operations, either by its nature or in scale, do not normally trigger significant concerns over Chinese national security; and (ii) we have not processed, and do not anticipate to process in the foreseeable future, personal information for more than one million users or persons. However, there remains uncertainty as to how the Revised CAC Measures, and the Draft Management Regulations if enacted as currently proposed, will be interpreted or implemented. For example, neither the Revised CAC Measures nor the Draft Management Regulations provides further clarification or interpretation on the criteria for determining those activities that “affect or may affect national security” and relevant Chinese regulatory authorities may interpret it broadly. Furthermore, there remains uncertainty as to whether the Chinese regulatory authorities may adopt new laws, regulations, rules, or detailed implementation and interpretation in relation, or in addition, to the Revised CAC Measures and the Draft Management Regulations. While we intend to closely monitor the evolving laws and regulations in this area and take all reasonable measures to mitigate compliance risks, we cannot guarantee that our business and operations will not be adversely affected by the potential impact of the Revised CAC Measures, the Draft Management Regulations or other laws and regulations related to privacy, data protection and information security. For additional information, see the sections titled “Risk Factors — Risks Related to Doing Business in China and Our International Operations — Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme on cyber security and any other future laws and regulations may entail significant expenses and could affect our business” and “Risk Factors — Risks Related to Doing Business in China and Our International Operations — The approval of, filing or other procedures with the CSRC or other Chinese regulatory agencies may be required in connection with issuing securities to foreign investors under Chinese law, and, if required, we cannot predict whether we will be able, or how long it will take us, to obtain such approval or complete such filing or other procedures” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which is incorporated by reference herein.
CSRC Regulation on Securities Offerings and Listings Outside of China
On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions call for strengthened regulation over illegal securities activities and increased supervision of overseas listings by China-based companies, and propose to take effective measures, such as promoting the construction of relevant regulatory systems to regulate the risks and incidents faced by China-based overseas-listed companies.
On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated a new set of regulations consisting of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines which came into effect on March 31, 2023 to regulate overseas securities offering and listing activities by domestic companies either in direct or indirect form. For more details, see the section titled “Business — Regulation — Other Significant Chinese Regulation Affecting Our Business Activities in China — Regulations on Securities Offering and Listing Outside of China” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein.

As of the date of this prospectus, (i) we have not received any inquiry, notice, warning, sanction or any regulatory objections to this offering from the CSRC, the CAC or any other Chinese regulatory authorities that have jurisdiction over our operations; and (ii) based on our understanding of the currently effective People’s Republic of China (“PRC”) laws and regulations, we are not required to obtain approval or prior permission from the CSRC, the CAC or other Chinese regulatory authorities to conduct this offering. However, we cannot assure you that the relevant Chinese regulatory authorities, including the CSRC and the CAC, would reach the same conclusion as us. If such an approval, filing or other procedure is required, it is uncertain whether we will be able to obtain and how long it will take for us to obtain the approval or complete the filing or other procedures, despite our best efforts. If our Chinese subsidiary does not receive or maintain permissions or approvals or inadvertently concludes that permissions or approvals needed for its business are not required, or if there are changes in applicable laws (including regulations) or interpretations of laws, and our Chinese subsidiary is required but unable to obtain any permissions or approvals in the future, then such changes or need for approvals (if not obtained) could adversely affect the operations of our Chinese subsidiary including limiting or prohibiting the ability of our Chinese subsidiary to operate, and potentially cause the value of our ADSs or ordinary shares to decline. If we, for any reason, are unable to obtain or complete, or experience significant delays in obtaining or completing, the requisite relevant approval(s), filing(s) or other procedure(s), the regulatory authorities may impose fines and penalties on our operations in China, limit our operating privileges in China, revoke our business licenses, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have an adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs.
If the CSRC or other Chinese regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or complete filing or other procedures for this offering, we may be unable to obtain a waiver of such requirements, if and when procedures are established to obtain such a waiver. Even after the completion of this offering, our listing status and the trading of our ADSs and ordinary shares may be affected if the CSRC or other Chinese regulatory authorities determine that we were or are non-compliant with any PRC laws or regulations. Any uncertainties and/or negative publicity regarding such approval requirement could have an adverse effect on the trading price of the ADSs.
For additional information, see the section titled “Risk Factors — Risks Related to Doing Business in China and our International Operations — The approval of, filing or other procedures with the CSRC or other Chinese regulatory authorities may be required in connection with issuing securities to foreign investors under Chinese law, and, if required, we cannot predict whether we will be able, or how long it will take us, to obtain such approval or complete such filing or other procedures” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which is incorporated by reference herein.
Other
To operate our general business activities currently conducted in China, our Chinese subsidiary is required to obtain a business license from the State Administration for Market Regulation (the “SAMR”). Our Chinese subsidiary has obtained a valid business license from the SAMR, and no application for any such license has been denied.
Dividends, Distributions and Other Transfers
To date, there have not been and we do not plan to have any dividends or other distributions from our Chinese subsidiary to our subsidiaries located outside of China. In addition, as of the date of this prospectus, none of our subsidiaries have ever issued any dividends or distributions to us or their respective shareholders outside of China. As of the date of this prospectus, neither we nor any of our subsidiaries have ever paid or plan to pay any dividends or made distributions to U.S. investors. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our Chinese subsidiary via capital contribution or shareholder loans, as the case may be.
According to the Foreign Investment Law of the People’s Republic of China and its implementing rules, which jointly established the legal framework for the administration of foreign-invested companies, a foreign investor may, in accordance with other applicable laws, freely transfer into or out of China its contributions, profits, capital earnings, income from asset disposal, intellectual property, royalties acquired, compensation or indemnity legally obtained, and income from liquidation, made or derived within the territory of China in renminbi (“RMB”) or any foreign currency, and any entity or individual shall not illegally restrict such transfer in terms of the currency, amount and frequency. According to the Company Law of the People’s Republic of China and other Chinese laws and regulations, our Chinese subsidiary may pay dividends only out of its accumulated profits as determined in accordance with Chinese accounting standards and regulations. In addition, our Chinese subsidiary is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss the Chinese subsidiary incurred in the previous financial year, such Chinese subsidiary’s current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Such statutory reserve funds and the accumulated after-tax profits that are used for covering the loss cannot be distributed to us as dividends. At its discretion, our Chinese subsidiary may allocate a portion of its after-tax profits based on Chinese accounting standards to a discretionary reserve fund.
Within our company, registered capital contributions to our Chinese subsidiary Shanghai ShouTi Biotechnology Co., Ltd. are made by our Hong Kong subsidiary ShouTi Hong Kong Limited. Payments for intercompany services which include research and development and administrative expenses are made directly to our Chinese subsidiary by our non-Chinese subsidiaries.
RMB is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our Chinese subsidiary to use its potential future RMB revenues to pay dividends to us. The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our Chinese subsidiary to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. The RMB is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and foreign currency debt, including loans we may secure for our onshore subsidiaries. Currently, our Chinese subsidiary may purchase foreign currency for settlement of  “current account transactions,” including payment of dividends to us, without the approval of the State Administration of Foreign Exchange of China (the “SAFE”), by complying with certain procedural requirements. However, the relevant Chinese governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. The Chinese government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by SAFE for cross-border transactions falling under both the current account and the capital account. Any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside of China or pay dividends in foreign currencies to holders of our securities. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. ADS holders may potentially be subject to Chinese taxes on dividends paid by us in the event we are deemed a Chinese resident enterprise for Chinese tax purposes. See the section titled “Taxation — PRC Taxation” for more details.
Risk Factors Summary
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this Prospectus Summary. Some of these risks include:
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We have a limited operating history, have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future.

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We will require substantial additional capital to finance our operations, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate certain of our product development programs, commercialization efforts or other operations.

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Our approach to the discovery of product candidates based on our technology platform is unproven, and we do not know whether we will be able to develop any products of commercial value.

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We are early in our development efforts and only have two product candidates, GSBR-1290 and ANPA-0073, in early clinical development. All of our other development programs are in the preclinical or discovery stage. If we are unable to advance our product candidates in clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

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Clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes. The results of prior clinical trials and preclinical studies are not necessarily predictive of future results, and may not be favorable, or receive regulatory approval on a timely basis, if at all.

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Any difficulties or delays in the commencement or completion, or termination or suspension, of our planned clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

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Serious adverse events, undesirable side effects or other unexpected properties of our product candidates may be identified during development or after approval, which could lead to the discontinuation of our clinical development programs, refusal by regulatory authorities to approve our product candidates or, if discovered following marketing approval, revocation of marketing authorizations or limitations on the use of our product candidates, any of which would limit the commercial potential of such product candidate.

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As an organization, we have never conducted later-stage clinical trials or submitted a New Drug Application, and may be unable to do so for any of our product candidates.

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The marketing approval processes of the FDA and applicable foreign authorities are lengthy, time consuming, expensive and inherently unpredictable, and if we are ultimately unable to obtain marketing approval for our product candidates, our business will be substantially harmed.

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We have conducted, or plan to conduct, our initial clinical studies for GSBR-1290, ANPA-0073, LTSE-2578 and our other product candidates outside of the United States. However, the FDA and other foreign equivalents may not accept data from such trials, in which case our development plans will be delayed, which could materially harm our business.

•
We rely on third parties for the manufacture of our product candidates for preclinical and clinical development and expect to continue to do so for the foreseeable future. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

•
Our current and anticipated future dependence upon others for the manufacture of our product candidates or drugs may adversely affect our future profit margins and our ability to commercialize any product candidates that receive marketing approval on a timely and competitive basis.

•
We rely on third parties to conduct, supervise and monitor our discovery research, preclinical studies and clinical trials. We have experienced delays due to actions of third parties in the past and if in the future third parties do not satisfactorily carry out their contractual duties or fail to meet expected deadlines, our development programs may be delayed or subject to increased costs, each of which may have an adverse effect on our business and prospects.

•
We have entered into, and may in the future enter into, collaboration agreements and strategic alliances to maximize the potential of our structure-based drug discovery platform and product candidates, and we may not realize the anticipated benefits of such collaborations or alliances. We expect to continue to form collaborations in the future with respect to our product candidates, but may be unable to do so or to realize the potential benefits of such transactions, which may cause us to alter or delay our development and commercialization plans.

•
Our existing discovery collaborations with Schrödinger, LLC are important to our business. If we are unable to maintain these collaborations, or if these collaborations are not successful, our business could be adversely affected.

•
We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than us.

•
We conduct certain research and development operations through our Australian wholly-owned subsidiaries. If we lose our ability to operate in Australia, or if any of our subsidiaries are unable to receive the research and development tax credit allowed by Australian regulations, or are required to refund any research and development tax credit previously received or reserve for such credit in our financial statements, our business and results of operations could suffer.

•
Changes in the political and economic policies or in relations between China and the United States may affect our business, financial condition, results of operations and the market price of our ADSs.

•
If we are unable to obtain and maintain sufficient intellectual property protection for our platform technologies and product candidates, or if the scope of the intellectual property protection is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products may be adversely affected.

•
We may rely on one or more in-licenses from third parties. If we lose these rights, our business may be materially adversely affected, and if disputes arise with one or more licensors, we may be subjected to future litigation as well as the potential loss of or limitations on our ability to develop and commercialize products and technologies covered by these license agreements.

•
Although the audit report, which is incorporated by reference into this prospectus, is prepared by auditors who are currently subject to inspection by the Public Company Accounting Oversight Board (the “PCAOB”) there is no guarantee that future audit reports will be prepared by auditors subject to inspection by the PCAOB and, as such, future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently identifies that our audit work is performed by an auditor that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may delist our securities.

•
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

•
Holders of our ADSs have fewer rights than our shareholders and must act through the depositary to exercise their rights.

•
The Chinese government may intervene in or influence our operations at any time, which could result in a change in our operations and impact the value of our ADSs. For additional information regarding the risks associated with having operations in China, please see the section titled “Risk Factors — Risks Related to Doing Business in China and Our International Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which is incorporated by reference herein.

•
Both recent and future economic, political and social conditions, as well as governmental policies and regulatory actions implemented in China, could affect our ability to operate our business. Due to our operations in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by companies with operations in China could affect our business, results of operations and the market price of our ADSs.

•
As of the date of this prospectus, we are not required to obtain approval or prior permission of this offering from the CSRC or any other Chinese regulatory authority under the Chinese laws and regulations currently in effect. As of the date of this prospectus, neither we nor any of our subsidiaries, including but not limited to our operating company subsidiaries, have been informed by the CSRC, the CAC, or any other Chinese regulatory authority of any requirements, approvals or permissions that we should obtain prior to this offering. However, as there are uncertainties with respect to the Chinese legal system and changes in laws, regulations and policies, including how those laws and regulations will be interpreted or implemented, there can be no assurance that the relevant Chinese regulatory authorities, including the CSRC, would reach the same conclusion as us, or we will not be subject to such requirements, approvals or permissions in the future. If our Chinese subsidiary does not receive or maintain permissions or approvals or inadvertently concludes that permissions or approvals needed for its business are not required, or if there are changes in applicable laws (including regulations) or interpretations of laws, and our Chinese subsidiary is required but unable to obtain any permissions or approvals in the future, then such changes or need for approvals (if not obtained) could adversely affect the operations of our Chinese subsidiary including limiting or prohibiting the ability of our Chinese subsidiary to operate, and potentially cause the value of our ADSs or ordinary shares to decline.
Corporate Information
We are a Cayman Islands exempted company incorporated with limited liability. We were initially formed as a Delaware limited liability company in 2016 under the name ShouTi Inc., and reorganized as a Cayman Islands exempted company in February 2019. Our principal executive office is located at 601 Gateway Blvd., Suite 900, South San Francisco, California 94080 and our telephone number is (650) 457-1978. The principal executive office of our research and development operations is located at Unit 01, 11th floor, Lane 2889, Jinke Road, Pudong New Area, Shanghai, People’s Republic of China, 201203. Our telephone number at this address is 86 21 61215839. Our current registered office in the Cayman Islands is located at the offices of International Corporation Services Ltd., P.O, Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands.
Our website is www.structuretx.com. Information contained on, or accessible through, our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Trademarks and Service Marks
We use the name Structure Therapeutics, the Structure Therapeutics logo and marks in the United States and other countries. This prospectus and the documents incorporated by reference herein contain references to our trademarks, trade names and service marks and to those belonging to other entities. Solely for convenience, the trademarks and trade names in this prospectus or the documents incorporated by reference herein may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold shares.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we are not subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies; however, we may adopt certain new or revised accounting standards early. We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have $1.235 billion or more in annual revenue; (ii) the date on which we first qualify as a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”); (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.
We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our ordinary shares held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our ordinary shares held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

The Offering
ADSs to be offered
8,000,000 ADSs, each ADS representing three ordinary shares.
Pre-funded warrants to be offered
We are also offering to certain purchasers, if any, whose purchase of ADSs in this offering would otherwise result in such purchasers, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ADSs immediately following the offering, the opportunity to purchase, if such purchaser chooses, pre-funded warrants to purchase ordinary shares, represented by ADSs, in lieu of ADSs. The purchase price of each pre-funded warrant equals the price per ADS at which the ADSs are being sold to the public in this offering, minus $0.0001, which is the exercise price per ordinary share of each pre-funded warrant. Each pre-funded warrant will be exercisable at any time after the date of issuance of such pre-funded warrant, subject to an ownership limitation. This offering also relates to the ADSs issuable upon exercise of any pre-funded warrants sold in this offering. See “Description of Pre-Funded Warrants.”
Underwriters’ option to purchase additional
ADSs
We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an aggregate of 1,200,000 additional ADSs. The number of ADSs subject to the underwriters’ option will equal 15% of the total number of ADSs we are offering plus the ADSs underlying the pre-funded warrants.
ADSs to be outstanding immediately after this offering
54,618,762 ADSs (or 55,818,762 ADSs if the underwriters exercise their option to purchase additional ADSs in full, assuming no sale of pre-funded warrants in this offering).
Ordinary shares to be outstanding immediately after this offering
163,856,287 ordinary shares (or 167,456,287 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full, assuming no sale of pre-funded warrants in this offering).
The ADSs
Each ADS represents three ordinary shares. The ADSs may be evidenced by American depositary receipts.
The depositary will hold the ordinary shares underlying your ADSs, and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and the holders and beneficial owners of ADSs.

We do not expect to pay any dividends on our ADSs in the foreseeable future. If we declare dividends on our ordinary shares, the depositary will distribute to holders of ADSs the cash dividends and other distributions it receives on the underlying ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement. See the section titled “Dividend Policy” for additional information.
You may turn in your ADSs to the depositary for cancellation and receipt of the corresponding ordinary shares. The depositary will charge you fees for the cancellation of ADSs and delivery of the corresponding ordinary shares.
We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective and you continue to hold your ADSs, you will be bound by the deposit agreement as amended.
To better understand the terms of the ADSs, you should carefully read the section titled “Description of American Depositary Shares.” You should also read the deposit agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $255.8 million (or approximately $294.4 million if the underwriters exercise in full their option to purchase up to 1,200,000 additional ADSs), based on the assumed public offering price of $34.20 per ADS (the last reported sale price of our ADSs on Nasdaq on May 31, 2024), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering.
We intend to use the net proceeds from this offering, along with our existing cash, cash equivalents and short-term investments: (i) to advance the development of our GLP-1R selective oral small molecules, including the completion of a 36 week Phase 2b obesity study and a Phase 2 T2DM study, and initiation of a Phase 3 study in obesity and T2DM for GSBR-1290; (ii) to advance our next generation GLP-1R selective candidates with enhanced properties; GLP-1R combination candidates including amylin receptor agonists, GIPR and dual GLP-1R/GIPR agonists and glucagon receptor agonists and potential combinations; (iii) to advance the development of our (a) APJR agonist program, ANPA-0072, through the initiation of a Phase 1 formulation bridging PK study as well as additional preclinical development studies in IPF, and selective or muscle-sparing weight loss indications and (b) LPA1R antagonist program, LTSE-2578 for IPF, including preclinical development and completion of our first-in-human Phase 1 SAD/MAD study in healthy volunteers; and (iv) the remaining proceeds to fund other research and development activities and general corporate purposes, which we expect will include the hiring of additional personnel, capital expenditures and the costs of operating as a public company. See the section titled “Use of Proceeds” for additional information.
Risk factors
You should read the section titled “Risk Factors” for a discussion of factors to consider carefully, together with all the other information included in this prospectus and incorporated by reference herein, before deciding to invest in our securities.
Depositary
JPMorgan Chase Bank, N.A.
Nasdaq Global Market symbol
Our ADSs are listed on the Nasdaq Global Market under the symbol “GPCR.” There is no public trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including Nasdaq.
The number of ordinary shares to be outstanding after this offering is based on 139,856,287 ordinary shares outstanding as of March 31, 2024, and excludes:
•
12,061,142 ordinary shares issuable upon the exercise of outstanding options as of March 31, 2024, with a weighted-average exercise price of $5.38 per share;

•
280,800 ordinary shares issuable upon the exercise of outstanding options granted subsequent to March 31, 2024, with a weighted-average exercise price of $12.30 per share;

•
945,237 ordinary shares issuable upon the vesting and settlement of restricted stock units as of March 31, 2024;

•
25,794 ordinary shares issued subsequent to March 31, 2024, with a purchase price of $9.35 per share under our 2023 Employee Share Purchase Plan (the “ESPP”);

•
12,018,749 ordinary shares reserved for future issuance under our 2023 Equity Incentive Plan (the “2023 Plan”), as well as any automatic increases in the number of ordinary shares reserved for future issuance under the 2023 Plan;

•
2,392,210 ordinary shares reserved for future issuance under our ESPP, as well as any automatic increases in the number of ordinary shares reserved for future issuance under the ESPP; and

•
16,968,375 ordinary shares issued to JPMorgan Chase Bank, N.A. (the “Depositary”) for bulk issuance of ADSs reserved for future issuances upon exercise, vesting or settlement of equity granted under our 2023 Plan and ESPP as of March 31, 2024.

Unless otherwise indicated, all information contained in this prospectus, including the number of ordinary shares that will be outstanding after this offering, assumes or gives effect to:
•
no exercise by the underwriters of their option to purchase up to 1,200,000 additional ADSs;

•
no exercise of the outstanding options and warrants described above; and

•
no sale of any pre-funded warrants in this offering.

Summary Consolidated Financial Data
The following tables summarize our consolidated financial data for the periods, and as of the dates, set forth below. You should read the following summary consolidated financial data together with our consolidated financial statements and condensed consolidated financial data together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, each of which are incorporated by reference herein. We have derived the summary consolidated statements of operations data for the years ended December 31, 2022 and 2023 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated by reference herein. We derived the summary consolidated statements of operations data for the three months ended March 31, 2023 and 2024, and the summary consolidated balance sheet data as of March 31, 2024, from our unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which are incorporated by reference herein. Our unaudited condensed consolidated interim financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in management’s opinion, all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair statement of the financial information set forth in those financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future and our results for the three months ended March 31, 2024 are not necessarily indicative of results to be expected for the full fiscal year or any other period.
	YEAR ENDED DECEMBER 31,		THREE MONTHS ENDED MARCH 31,
	2022	2023	2023	2024
	(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statements of Operations Data:
Operating expenses:
Research and development	$36,193	$70,103	$13,135	$20,679
General and administrative	16,368	32,672	6,514	11,336
Total operating expenses	52,561	102,775	19,649	32,015
Loss from operations	(52,561)	(102,775)	(19,649)	(32,015)
Interest and other income (expense), net	1,257	13,391	1,699	6,008
Loss before provision for income taxes	(51,304)	(89,384)	(17,950)	(26,007)
Provision for income taxes	17	236	25	29
Net loss	$(51,321)	$(89,620)	$(17,975)	$(26,036)
Net loss per share attributable to ordinary shareholders, basic and diluted	$(5.51)	$(0.81)	$(0.25)	$(0.19)
Weighted-average shares, basic and ordinary shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted(1)	9,584	110,198	71,655	139,710

(1)
See Notes 2 and 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 and Notes 2 and 8 to our unaudited condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, each of which are incorporated by reference herein, for explanations of the calculations of our basic and diluted net loss per share attributable to ordinary shareholders and the weighted-average number of shares outstanding used in the computation of the per share amounts.

	AS OF MARCH 31, 2024
	ACTUAL	AS ADJUSTED(1)(2)
	(IN THOUSANDS)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$436,449	$692,233
Working capital(3)	425,774	681,558
Total assets	457,225	713,009
Total liabilities	27,407	27,407
Accumulated deficit	(232,608)	(232,608)
Total shareholders’ equity	429,818	685,602

(1)
The as adjusted balance sheet data gives effect to our receipt of net proceeds from the sale of 8,000,000 ADSs in this offering, at the assumed public offering price of $34.20 per ADS (the last reported sale price of our ADS on Nasdaq on May 31, 2024), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering. Each $1.00 increase (decrease) in the assumed public offering price of $34.20 per ADS would increase (decrease) each of our as adjusted cash, cash equivalents and short-term investments, working capital, total assets, and total shareholders’ equity by approximately $7.5 million, assuming that the number of ADSs offered, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering. Each increase (decrease) of 1,000,000 ADSs in the number of ADSs offered by us would increase (decrease) each of our cash, cash equivalents and short-term investments, working capital, total assets, and total shareholders’ equity by approximately $32.1 million, assuming the assumed public offering price per ADS remains the same and after deducting the estimated underwriting discounts and commissions payable by us, and assuming no sale of any pre-funded warrants in this offering.

(2)
This as adjusted information is illustrative only and will depend on the actual public offering price and other terms of this offering determined at pricing.

(3)
Working capital is defined as current assets less current liabilities. See our condensed consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which is incorporated by reference herein, for further details regarding our current assets and current liabilities.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, as well as the risks and uncertainties set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which is incorporated by reference herein, and all of the other information contained in this prospectus and the documents incorporated by reference herein before making an investment decision. If any of the following risks actually occurs, our business, prospects, operating results and financial condition could suffer materially, the trading price of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may materially and adversely affect our business, prospects, operating results and financial condition.
Risks Related to This Offering
We have broad discretion in the use of our cash, cash equivalents and short-term investments, including the net proceeds from this offering, and may use them ineffectively, in ways with which you do not agree or in ways that do not increase the value of your investment.
Our management will have broad discretion in the application of our cash, cash equivalents and short-term investments, including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ADSs. The failure by our management to apply these funds effectively could result in additional operating losses that could have a negative impact on our business, cause the price of our ADSs to decline and delay the development of our product candidates. Pending their use, we may invest our cash, cash equivalents and short-term investments, including the net proceeds from this offering, in a manner that does not produce income or that loses value. See the section titled “Use of Proceeds” for additional information.
If you purchase our securities in this offering, you will suffer immediate dilution of your investment.
The public offering price of our securities will be substantially higher than the as adjusted net tangible book value per ADS as of March 31, 2024. Therefore, if you purchase our securities in this offering, you will pay a price per ADS or pre-funded warrant that substantially exceeds our as adjusted net tangible book value per ADS immediately after this offering. Based on the assumed public offering price of $34.20 per ADS, which was the last reported sale price of our ADSs on Nasdaq on May 31, 2024, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming no sale of any pre-funded warrants in this offering, you will experience immediate dilution of $21.65 per ADS, representing the difference between our as adjusted net tangible book value per share after this offering and the public offering price per share. After this offering, we will also have outstanding options to purchase ADSs. To the extent these outstanding options are exercised, there will be further dilution to investors in this offering. See the section titled “Dilution” for additional information.
You may experience future dilution as a result of future equity offerings.
To raise additional capital, we may in the future offer additional ADSs or other securities convertible into or exchangeable for our ADSs at prices that may not be the same as the price per ADS in this offering. We may sell ADSs or other securities in any other offering at a price per ADS that is less than the price per ADS paid by investors in this offering, and investors purchasing ADSs or other securities in the future could have rights superior to existing shareholders. The price per ADS at which we sell additional ADSs, or securities convertible or exchangeable into ADSs, in future transactions may be higher or lower than the price per ADS paid by investors in this offering.
There is no public market for the pre-funded warrants being issued by us in this offering.
There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active trading market, the liquidity of the pre-funded warrants will be extremely limited.

Holders of pre-funded warrants purchased in this offering will have no rights as ADS holders until such holders exercise their pre-funded warrants and acquire the ADSs.
Until holders of pre-funded warrants acquire ADSs upon exercise thereof, such holders will have no rights with respect to the ADSs underlying the pre-funded warrants. Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of an ADS holder only as to matters for which the record date occurs after the exercise date.
We may not receive any additional funds upon the exercise of the pre-funded warrants.
Each pre-funded warrant may be exercised by way of a cashless exercise, meaning that the holder may choose not to pay a cash purchase price upon exercise, and instead would receive, upon such exercise, the net number of ADSs determined according to the formula set forth in the pre-funded warrant. Accordingly, we may not receive any additional funds upon the exercise of the pre-funded warrants.
Significant holders or beneficial holders of our ADSs may not be permitted to exercise the pre-funded warrants that they hold.
A holder of the pre-funded warrants will not be entitled to exercise any portion of any pre-funded warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of ADSs beneficially owned by such holder (together with its affiliates and certain related parties) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of ADSs immediately after giving effect to the exercise; or (ii) the combined voting power of our securities beneficially owned by such holder (together with its affiliates and certain related parties) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise. As a result, you may not be able to exercise your pre-funded warrants for ADSs at a time when it would be financially beneficial for you to do so. In such a circumstance, you could seek to sell your pre-funded warrants to realize value, but you may be unable to do so in the absence of an established trading market and due to applicable transfer restrictions.
Sales of a substantial number of our ADSs, including any ADSs issuable upon exercise of the pre-funded warrants, in the public market could cause our share price to fall.
Sales of a substantial number of our ADSs, including any ADSs issuable upon exercise of the pre-funded warrants, in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of ADSs intend to sell ADSs, could reduce the market price of our ADS.
Shares issued upon the exercise of share options outstanding under our equity incentive plans or pursuant to future awards granted under those plans will become available for sale in the public market to the extent permitted by the provisions of applicable vesting schedules and Rule 144 and Rule 701 under the Securities Act of 1933, as amended (the “Securities Act”).
Moreover, certain holders of our ADSs have rights, subject to certain conditions, to require us to file registration statements covering their ADSs or to include their ADSs in registration statements that we may file for ourselves or other shareholders. Registration of these ADSs under the Securities Act would result in the ADSs becoming freely tradeable in the public market, subject to the restrictions of Rule 144 in the case of our affiliates. If any of these additional ADSs are sold, or if it is perceived that they will be sold, in the public market, the market price of our ADS could decline.
Risks Related to the Discovery, Development and Regulatory Approval of Product Candidates
Clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes. The results of prior clinical trials and preclinical studies are not necessarily predictive of future results, and may not be favorable, or receive regulatory approval on a timely basis, if at all.
Clinical drug development is expensive and can take many years to complete, and its outcome is inherently uncertain. Our clinical trials may not be conducted as planned or completed on schedule, if at all, and failure can occur at any time during the preclinical study or clinical trial process. For example, we depend on the availability of non-human primates (“NHP”) to conduct certain preclinical studies that we are required to complete prior to submitting an investigational new drug application (“IND”) and initiating clinical development. There is currently a global shortage of NHPs available for drug development. This has caused the cost of obtaining NHPs for our preclinical studies to increase dramatically and, if the shortage continues, could also result in delays to our development timelines. Despite promising preclinical or clinical results, any product candidate can unexpectedly fail at any stage of preclinical or clinical development. The historical failure rate for product candidates in our industry is high. Furthermore, the results from clinical trials or preclinical studies of a product candidate may not predict the results of later clinical trials of the product candidate, and interim results of a clinical trial are not necessarily indicative of final results. For example, in December 2023, we reported topline and interim data from our 12-week Phase 2a clinical trial, which focused on safety and tolerability of GSBR-1290 in a total of 94 participants, including 60 participants randomized to GSBR-1290. The results showed GSBR-1290 was generally well-tolerated with no treatment-related SAEs, no adverse event-related discontinuation in obesity and only one adverse event-related discontinuation in T2DM. Furthermore, GSBR-1290 demonstrated significant reductions in hemoglobin A1c and weight at 12 weeks in T2DM. We further reported positive topline data from our Phase 2a obesity cohort in June 2024, in which GSBR-1290 achieved a clinically meaningful and statistically significant placebo-adjusted mean decrease in weight of 6.2% at 12 weeks and demonstrated generally favorable safety and tolerability results following repeated, daily dosing up to 120mg. Due to the preliminary, topline nature of these results and the length of the study and sample size, these results are not necessarily indicative of the results for our future clinical trials for GSBR-1290 and may not be comparable to other weight loss products or product candidates, including other oral selective GLP-1RAs. In addition, given the size of the Phase 2a obesity cohort, the primary efficacy endpoint of weight loss was calculated using LSM and analyzed based on the primary efficacy estimand using a mixed model for repeated measures. This means that we drew on all available data, including data from patients that did not follow-up at 12 weeks. The model estimates how patients with missing data would have responded based on patients who continued the study and had similar baseline characteristics (implicit imputation). Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy characteristics despite having progressed through preclinical studies and initial clinical trials. In particular, while we have conducted, or are conducting certain preclinical studies of our product candidates, the predictive value of these studies with respect to future testing in humans is limited, particularly in indications where animal models are less developed.
Even if our clinical trials are completed, the results may not be sufficient to obtain marketing approval for our product candidates. In clinical trials that are based on preclinical studies and early clinical trials, it is not uncommon to observe unexpected results, and many product candidates fail in clinical development despite very promising early results. Moreover, preclinical and clinical data may be susceptible to varying interpretations and analyses. A number of companies in the biopharmaceutical industry have suffered significant setbacks in clinical development even after achieving promising results in earlier studies. In addition, in some cases, external experts or regulatory authorities disagreed with such companies’ views and interpretations of the data and results from earlier preclinical studies or clinical trials. As we investigate GSBR-1290 for T2DM and obesity and ANPA-0073 for IPF, we may encounter new and unforeseen difficulties. Similarly any future product candidates we may develop may not be able to progress from preclinical to Phase 1 clinical development. For the foregoing reasons, we cannot be certain that our ongoing and planned clinical trials and preclinical studies will be successful. Any of the foregoing occurrences may harm our business, financial condition and prospects significantly.
Any difficulties or delays in the commencement or completion, or termination or suspension, of our planned clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.
In order to obtain FDA approval to market our product candidates, we must demonstrate the safety and efficacy of our product candidates in humans to the satisfaction of the FDA. To meet these requirements, we will have to conduct adequate and well-controlled clinical trials. In addition, before we can initiate clinical trials for any product candidate, we must submit the results of preclinical studies to the FDA or comparable foreign regulatory authorities along with other information, including information about product candidate chemistry, manufacturing and controls and our proposed clinical trial protocol, as part of an IND or similar regulatory submission, and we are also required to submit comparable applications to foreign regulatory authorities for clinical trials outside of the United States. We plan to submit an IND to the

FDA for our planned Phase 2b study of GSBR-1290 for chronic weight management in the third quarter of 2024 and will need to receive allowance from the FDA to proceed before initiating this planned study.
Clinical testing is expensive, time-consuming and subject to uncertainty. Conducting preclinical studies and clinical trials represents a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity and novelty of the program, and often can be several years or more per program. Delays associated with programs for which we are directly conducting preclinical studies may cause us to incur additional operating expenses.
Clinical trials may not be conducted as planned or completed on schedule, if at all. For example, in September 2023 we reported that a data collection omission had occurred at a clinical site that impacted the obesity cohort (120 mg dose level) of the Phase 2a study for GSBR-1290, where weight was not collected at the final (week 12) visit for 24 of the 40 enrolled participants. Other safety and laboratory assessments were measured at all visits, including the week 12 visit as per protocol. We have completed the enrollment of additional participants in the Phase 2a obesity cohort to replace those for whom 12-week weight data was not collected. The replacement participants will follow the same study protocol, without changes in the titration schema or target dose (120 mg at once-daily dosing). However, as a result of this data collection omission, we reported interim Phase 2a obesity cohort data in December 2023, and the full 12-week obesity data in June 2024.
Events that may prevent successful or timely completion of clinical development include:
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delays in reaching a consensus with applicable regulatory authorities on trial design or implementation;

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delays in obtaining regulatory authorization to commence a clinical trial;

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delays in reaching agreement on acceptable terms with prospective contact research organizations, other vendors, or clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different vendors and trial sites;

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delays in obtaining approval from one or more institutional review boards (“IRB”) refusing to approve, suspending or terminating the trial at an investigational site, precluding enrollment of additional participants, or withdrawing their approval of the trial;

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delays in recruiting suitable patients to participate in our ongoing and planned clinical trials;

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changes to the clinical trial protocol;

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clinical sites deviating from trial protocol such as the data collection omission we experienced at a clinical site as discussed above or dropping out of a trial;

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delays in manufacturing sufficient quantities of our product candidates for use in clinical trials, or delays in sufficiently developing, characterizing or controlling a manufacturing process suitable for clinical trials;

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delays in having patients complete participation in a trial or return for post-treatment follow-up;

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participants choosing an alternative treatment for the indication for which we are developing our product candidates, or participating in competing clinical trials;

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lack of adequate funding to continue a clinical trial;

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occurrence of adverse events or SAEs associated with the product candidate that are viewed to outweigh its potential benefits;

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occurrence of SAEs in clinical trials of the same class of agents conducted by other companies;

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imposition of a temporary or permanent clinical hold by regulatory authorities;

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selection of clinical trial end points that require prolonged periods of clinical observation or analysis of the resulting data;

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clinical trials producing negative or inconclusive results;

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a facility manufacturing our product candidates or any of their components being ordered by the FDA or applicable foreign authorities to temporarily or permanently shut down due to violations of current good manufacturing practice (“cGMP”) regulations or other applicable requirements, or contamination or cross-contaminations of product candidates in the manufacturing process;
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third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol or other regulatory requirements or committing fraud; or

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changes in regulatory requirements, guidance, or feedback from regulatory agencies that require amending or submitting new clinical protocols or otherwise modifying the design of our clinical trials.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA or applicable foreign authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or applicable foreign authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination and approval, which may impact the costs, timing or successful completion of a clinical trial.
Further, conducting clinical trials in foreign countries, as we may do for our product candidates, presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocols as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory requirements, as well as political, currency exchange and other economic risks relevant to such foreign countries. Investigators and patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. Similarly, our ability to recruit and retain patients and principal investigators and site staff which in turn could adversely impact our clinical trial operations. Additionally, we may experience interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel, quarantines or social distancing protocols imposed or recommended by federal or state governments, employers and others in connection with public health concerns. We have faced and may continue to face delays in meeting our anticipated timelines for our ongoing and planned clinical trials. We experienced delays in our patient enrollment and our supply chain as a direct result of COVID-19 on our suppliers’ ability to timely manufacture and ship certain supplies such as reagents and other lab consumables and due to the data collection omission at a clinical site as discussed above. These delays have previously impacted and could in the future adversely affect our business, financial condition, results of operations and growth prospects.
Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenue from future product sales and regulatory and commercialization milestones. In addition, if we make manufacturing or formulation changes to our product candidates, we may need to conduct additional testing to bridge our modified product candidate to earlier versions. For example, to facilitate potential commercial-scale manufacturing, we expect to transition from capsule formulations of our product candidates used for early clinical trials to tablet formulations, including the addition of excipients, in later stage clinical trials. While these formulation transitions are common for small molecule drug candidates, we cannot guarantee that we will not encounter delays or unexpected results in bridging studies or implementing necessary changes to the manufacturing process. Clinical trial delays could also shorten any periods during which we may have the exclusive right to commercialize our product candidates, if approved, or allow our competitors to bring comparable products to market before we do, which could impair our ability to successfully commercialize our product candidates and may harm our business, financial condition, results of operations and prospects.

Risks Related to our Reliance on Third Parties
We rely on third parties for the manufacture of our product candidates for preclinical and clinical development and expect to continue to do so for the foreseeable future. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.
We do not own or operate manufacturing facilities and have no plans to build our own clinical or commercial scale manufacturing capabilities. We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates and related raw materials for preclinical and clinical development, as well as for commercial manufacture if any of our product candidates receive marketing approval. This reliance increases the risk that we will not have sufficient quantities of our product candidates or products, if approved, or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts. Our active pharmaceutical ingredients and drug product for our product candidates are currently provided by a single-source supplier, WuXi STA, a subsidiary of WuXi AppTec, and we expect to rely on this supplier for the foreseeable future. However, certain Chinese biotechnology companies and CMOs may become subject to legislation, trade restrictions, sanctions, and other regulatory requirements by the U.S. government, which could restrict or even prohibit our ability to work with such entities, thereby potentially disrupting the supply of material to us. For example, the recently proposed BIOSECURE Act introduced in the U.S. House of Representatives, and a substantially similar bill in the U.S. Senate, target U.S. government contracts, grants, and loans for entities that use equipment and services from specific named Chinese biotechnology companies, which currently include WuXi AppTec and WuXi Biologics and certain of their respective subsidiaries and affiliates, and authorizes the U.S. government to include additional Chinese biotechnology companies of concern. The current House version of the BIOSECURE Act provides a grandfathering provision with respect to a contract or agreement entered into with a designated biotechnology company of concern before the effective date until January 1, 2032. Given the current legislative climate, the pathway and timing for the BIOSECURE Act or its provisions to become law are uncertain. Should the BIOSECURE Act or its provisions become law with the currently proposed grandfathering provisions, we expect such grandfathering provisions will allow adequate time to identify and execute agreements with alternative manufacturers if necessary. In addition to the BIOSECURE Act, any additional executive action, legislative action or potential sanctions applicable to our current and any future suppliers could materially impact our relationship with such suppliers. U.S. executive agencies have the ability to designate entities and individuals on various governmental prohibited and restricted parties lists. Depending on the designation, potential consequences can range from a comprehensive prohibition on all transactions or dealings with designated parties, or a limited prohibition on certain types of activities, such as exports and financing activities, with designated parties. If any current or future supplier is designated on any U.S. government prohibited party lists, such designation could impact and potentially restrict our engagement with such suppliers. We have contracted with, or are in the process of pursuing contracts with, alternative suppliers or manufacturers outside of China for our active pharmaceutical ingredients and drug product for our product candidates. While we believe that our current manufacturing plan will provide us with alternative sources for such supplies, there is a risk that, if supplies are interrupted, or the quality of ingredients provided by such alternative sources is not to our specification, it would cause delays in our supply chain and increase the cost of manufacturing our drugs, which could materially harm our business.
Furthermore, we do not have complete control over all aspects of the manufacturing process of, and are dependent on, our contract manufacturing partners for compliance with cGMP regulations for manufacturing both active drug substances and finished drug products. Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA and others, they will not be able to secure and/or maintain marketing approval for their manufacturing facilities. In addition, we do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or an applicable foreign authority does not approve these facilities for the manufacture of our product candidates or if the FDA or applicable foreign authority, withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain marketing approval for or market our product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates or drugs and harm our business and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have filed with the SEC that are incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You can identify some of these forward-looking statements by words or phrases, such as “may,” “can,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:
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the timing, progress and results of preclinical studies and clinical trials for our product candidates, including our product development plans and strategies;

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the impact of data collection omissions at any of our clinical sites;

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the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates;

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the potential benefits and market opportunity for our product candidates and discovery platform;

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expectations regarding the size, scope and design of clinical trials;

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our plans and strategy with respect to our drug discovery efforts and potential benefits of our discovery platform;

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our manufacturing, commercialization and marketing plans and strategies;

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our plans to hire additional personnel and our ability to attract and retain such personnel;

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our estimates of the number of patients who suffer from the diseases we are targeting and potential growth in our target markets;

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our expectations regarding the approval and use of our product candidates;

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our competitive position and the development and impact of competing therapies that are or may become available;

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expectations regarding future events under collaboration and licensing agreements, including potential future payments, as well as our plans and strategies for entering into further collaboration and licensing agreements;

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our intellectual property position, including the scope of protection we are able to establish and maintain for intellectual property rights covering product candidates we may develop, including the extensions of existing patent terms where available, the validity of intellectual property rights held by third parties, and our ability not to infringe, misappropriate or otherwise violate any third-party intellectual property rights;

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the rate and degree of market acceptance and clinical utility of product candidates we may develop;

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our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

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our future financial performance;

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the period over which we estimate our existing cash, cash equivalents and short-term investments will be sufficient to fund our future operating expenses and capital expenditure requirements;

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the impact of laws and regulations;

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the ongoing impact of geopolitical and macroeconomic factors; and

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our anticipated use of the net proceeds from this offering.

You should not rely on forward-looking statements as predictions of future events. These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward- looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our Quarterly Report for the quarter ended March 31, 2024, which are incorporated by reference herein, and in other sections in this prospectus. You should read thoroughly this prospectus and the documents incorporated by reference herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
The forward-looking statements made in this prospectus or the documents incorporated by reference herein relate only to events or information as of the date on which the statements are made. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference herein and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

MARKET AND INDUSTRY DATA
This prospectus and the documents incorporated by reference herein contain estimates, projections and other information concerning our industry, our business and the markets for our product candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. Unless otherwise expressly stated, we obtained the industry, market and similar data set forth in this prospectus and the documents incorporated by reference herein from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of information in any paragraph, you should assume that other information of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.
Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and involves a number of assumptions and limitations; as a result, actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” in this prospectus and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which is incorporated by reference herein. Although we are responsible for all of the disclosure contained in this prospectus and the documents incorporated by reference herein and we believe that the data we use from third parties are reliable, we have not separately verified this data. Further, while we believe that our internal research is reliable, such research has not been verified by any third party. You are cautioned not to give undue weight to any such information, projections and estimates.

USE OF PROCEEDS
We estimate that the net proceeds to us from our issuance and sale of 8,000,000 ADSs in this offering will be approximately $255.8 million (or approximately $294.4 million if the underwriters exercise in full their option to purchase additional ADSs), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and in each case assuming no sale of any pre-funded warrants in this offering. This estimate assumes a public offering price of $34.20 per ADS (the last reported sale price of our ADSs on Nasdaq on May 31, 2024).
Each $1.00 increase (decrease) in the assumed public offering price of $34.20 per ADS (the last reported sale price of our ADSs on Nasdaq on May 31, 2024) would increase (decrease) the net proceeds to us from this offering by approximately $7.5 million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and assuming no sale of any pre-funded warrants in this offering, after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. Each increase (decrease) of 1,000,000 ADSs in the number of ADSs offered by us, assuming no change in the assumed public offering price of $34.20 per ADS (the last reported sale price of our ADSs on Nasdaq on May 31, 2024) and no sale of any pre-funded warrants in this offering, would increase (decrease) our net proceeds from this offering by approximately $32.1 million, after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.
We intend to use the net proceeds of this offering, together with our existing cash, cash equivalents and short-term investments, as follows:
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approximately $150.0 to $170.0 million to advance the development of our GLP-1R selective oral small molecules, including the completion of a 36 week Phase 2b obesity study and a Phase 2 T2DM study, and initiation of a Phase 3 study in obesity and T2DM for GSBR-1290;

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approximately $70.0 to $80.0 million to advance our next generation GLP-1R selective candidates with enhanced properties, GLP-1R combination candidates including amylin receptor agonists, GIPR and dual GLP-1R/GIPR agonists, and glucagon receptor agonists and potential combinations;

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approximately $50.0 to $60.0 million to advance the development of our (i) APJR agonist program, ANPA-0073, through the initiation of a Phase 1 formulation bridging PK study as well as additional preclinical development studies in IPF and selective or muscle-sparing weight loss indications and (ii) LPA1R antagonist program, LTSE-2578 for IPF, including preclinical development and completion of our first-in-human Phase 1 SAD/MAD study in healthy volunteers; and

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the remaining proceeds to fund other research and development activities and general corporate purposes, which we expect will include the hiring of additional personnel, capital expenditures and the costs of operating as a public company.

Based on our current business plan, we estimate that our existing cash, cash equivalents and short-term investments as of the date of this prospectus, together with the estimated net proceeds from this offering, will be sufficient to fund our projected operations through at least 2027.
The expected use of net proceeds from this offering represents our intentions based on our current plans and business conditions, which we could change in our discretion in the future as our plans and business conditions evolve. Due to the many variables inherent to the development of our product candidates at this time, such as the timing of patient enrollment and evolving regulatory requirements, we cannot currently predict the stage of development we expect to achieve for our product candidates with the net proceeds of this offering. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, such as any collaborations or licensing agreements we may enter into with third parties for any additional product candidates or technologies we may in-license, the status of and results from the preclinical studies and clinical trials of our product candidates, and our operating costs and expenditures. As a result, our management will have broad discretion over the use of the net proceeds from this offering and may change the allocation of use of these proceeds among the uses described above. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.
The expected net proceeds of this offering will not be sufficient for us to fund all our product candidates through regulatory approval, and we will need to raise substantial additional capital to complete the development and commercialization of our product candidates.

Pending the uses described above, we intend to invest the net proceeds from this offering in short term, investment-grade, interest-bearing securities such as money market funds, certificates of deposit, corporate bonds and commercial paper, and obligations of the U.S. government, including guaranteed obligations of the U.S. government, including treasuries and government-sponsored enterprises.

DIVIDEND POLICY
We have never declared or paid dividends on our ordinary shares. We currently expect to retain all future earnings for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. The declaration, amount and payment of any dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition and contractual, legal, tax and regulatory restrictions. If we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. If we pay any dividends, ADS holders will generally have the right to receive the dividends paid on the underlying ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See the section titled “Description of American Depositary Shares.”

CAPITALIZATION
The following table sets forth our cash, cash equivalents and short-term investments and our capitalization as of March 31, 2024:
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on an actual basis; and

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on an as adjusted basis to give effect to the issuance and sale of 24,000,000 ordinary shares represented by ADSs being offered hereby at the assumed public offering price of $34.20 per ADS (the last reported sale price of our ADSs on Nasdaq on May 31, 2024), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering.

The as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing, including the number of pre-funded warrants purchase, if any, in this offering. You should read this information in conjunction with our consolidated financial statements and the related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which are incorporated by reference herein.
	AS OF MARCH 31, 2024
	ACTUAL	AS ADJUSTED(1)(2)
	(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Cash, cash equivalents and short-term investments	$436,449	$692,233
Shareholders’ equity:
Undesignated shares, $0.0001 par value; 100,000,000 shares authorized as of March 31, 2024	—	—
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized as of March 31, 2024, 139,856,287 shares issued and outstanding as of March 31, 2024, actual; and 163,856,287 shares issued and outstanding as of March 31, 2024, as adjusted	14	16
Additional paid-in capital	662,502	918,284
Accumulated other comprehensive (loss) income	(90)	(90)
Accumulated deficit	(232,608)	(232,608)
Total shareholders’ equity	429,818	685,602
Total capitalization	$429,818	$685,602

(1)
Each $1.00 increase (decrease) in the assumed public offering price of $34.20 per ADS (the last reported sale price of our ADSs on Nasdaq on May 31, 2024) would increase (decrease) each of our as adjusted cash, cash equivalents and short-term investments, additional paid-in capital, total shareholders’ equity and total capitalization by approximately $7.5 million, assuming that the number of ADSs offered, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering. Each increase (decrease) as adjusted of 1,000,000 ADSs in the number of ADSs offered by us would increase (decrease) each of our cash, cash equivalents and short-term investments, total assets, working capital and total shareholders’ equity by approximately $32.1 million, assuming the assumed public offering price per ADS remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering.

(2)
This as adjusted information is illustrative only and will depend on the actual public offering price and other terms of this offering determined at pricing.

The number of ordinary shares to be outstanding after this offering is based on 139,856,287 ordinary shares outstanding as of March 31, 2024 and excludes:
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12,061,142 ordinary shares issuable upon the exercise of outstanding options as of March 31, 2024, with a weighted-average exercise price of $5.38 per share;

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280,800 ordinary shares issuable upon the exercise of outstanding options granted subsequent to March 31, 2024, with a weighted-average exercise price of $12.30 per share;

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945,237 ordinary shares issuable upon the vesting of restricted stock units as of March 31, 2024;

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25,794 ordinary shares issued subsequent to March 31, 2024, with a purchase price of $9.35 per share under our ESPP;

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12,018,749 ordinary shares reserved for future issuance under our 2023 Plan, as well as any automatic increases in the number of ordinary shares reserved for future issuance under the 2023 Plan;

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2,392,210 ordinary shares reserved for future issuance under our ESPP, as well as any automatic increases in the number of ordinary shares reserved for future issuance under the ESPP; and

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16,968,375 ordinary shares issued to the Depositary for bulk issuance of ADSs reserved for future issuances upon exercise, vesting or settlement of equity granted under our 2023 Plan and ESPP as of March 31, 2024.

DILUTION
If you invest in our securities in this offering, your ownership interest will be diluted for each ADS or pre-funded warrant you purchase to the extent of the difference between the public offering price per ADS or pre-funded warrant and our as adjusted net tangible book value per ADS immediately after this offering. Dilution results from the fact that the public offering prices per ordinary share represented by ADSs or per pre-funded warrant, respectively, are substantially in excess of the book value per ordinary share attributable to the existing holders for our presently outstanding ordinary shares.
As of March 31, 2024, we had a historical net tangible book value of $429.8 million, or $3.07 per ordinary share and $9.22 per ADS. We calculate net tangible book value per ordinary share by dividing our total tangible assets (which excludes deferred offering costs) less our total liabilities by the number of our ordinary shares outstanding.
After giving effect to the receipt of the estimated net proceeds from our sale of ADSs in this offering assuming the public offering price of $34.20 per ADS (the last reported sale price of our ADS on Nasdaq on May 31, 2024) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering, our as adjusted net tangible book value at March 31, 2024 would have been approximately $685.6 million, or $4.18 per ordinary share and $12.55 per ADS. This represents an immediate increase in as adjusted net tangible book value of $1.11 per ordinary share and $3.33 per ADS to existing shareholders and an immediate dilution of $7.22 per ordinary share and $21.65 per ADS to new investors participating in this offering. The following table illustrates such dilution:
Assumed public offering price per ADS		$34.20
Historical net tangible book value per ADS as of March 31, 2024	$9.22
Increase in as adjusted net tangible book value per ADS attributable to new investors participating in this offering	3.33
As adjusted net tangible book value per ADS after this offering		12.55
Dilution per ADS to new investors purchasing shares in this offering		$21.65
Each $1.00 increase (decrease) in the assumed public offering price of $34.20 per ADS (the last reported sale price of our ADSs on Nasdaq on May 31, 2024), would decrease (increase) the dilution to new investors by $0.29 per ordinary share and $0.86 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us, and assuming no sale of any pre-funded warrants in this offering. Each increase of 1,000,000 ADSs in the number of ADSs offered by us would decrease the dilution to new investors by $0.12 per ordinary share and $0.35 per ADS, assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and commissions and estimated expenses payable by us, and assuming no sale of any pre-funded warrants in this offering. And each decrease of 1,000,000 ADSs in the number of ADSs offered by us would increase the dilution to new investors by $0.12 per ordinary share and $0.37 per ADS, assuming the assumed public offering price remains the same, after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us, and assuming no sale of any pre-funded warrants in this offering.
If the underwriters exercise their option to purchase additional ADSs in full, the as adjusted net tangible book value would be $4.32 per ordinary share and $12.97 per ADS, and the dilution in as adjusted net tangible book value to investors in this offering would be $7.08 per ordinary share and $21.23 per ADS, in each case at the assumed public offering price of $34.20 per ADS (the last reported sale price of our ADS on Nasdaq on May 31, 2024) and assuming no sale of any pre-funded warrants in this offering.
The number of ordinary shares to be outstanding after this offering is based on 139,856,287 ordinary shares outstanding as of March 31, 2024 and excludes:
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12,061,142 ordinary shares issuable upon the exercise of outstanding options as of March 31, 2024, with a weighted-average exercise price of $5.38 per share;

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280,800 ordinary shares issuable upon the exercise of outstanding options granted subsequent to March 31, 2024, with a weighted-average exercise price of $12.30 per share;

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945,237 ordinary shares issuable upon the vesting of restricted stock units as of March 31, 2024;

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25,794 ordinary shares were issued subsequent to March 31, 2024, with a purchase price of $9.35 per share under our ESPP;

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12,018,749 ordinary shares reserved for future issuance under our 2023 Plan, as well as any automatic increases in the number of ordinary shares reserved for future issuance under the 2023 Plan;

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2,392,210 ordinary shares reserved for future issuance under our ESPP, as well as any automatic increases in the number of ordinary shares reserved for future issuance under the ESPP; and

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16,968,375 ordinary shares issued to the Depositary for bulk issuance of ADSs reserved for future issuances upon exercise, vesting or settlement of equity granted under our 2023 Plan and ESPP as of March 31, 2024.

The as adjusted information discussed above is illustrative only. Our net tangible book value following the closing of this offering is subject to adjustment based on the actual public offering price of the ADSs and other terms of this offering determined at pricing, including the number of pre-funded warrants purchased, if any, in this offering.
New investors will experience further dilution if new options or warrants are issued under our equity incentive plans or we issue additional ordinary shares, other equity securities or convertible debt securities in the future. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
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political and economic stability;

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an effective judicial system;

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a favorable tax system;

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the absence of exchange control or currency restrictions; and

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the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:
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the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

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Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
Certain of our operations are conducted in China, and certain of our assets are located in China. Certain of our executive officers are nationals or residents of jurisdictions other than the United States or may have assets located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Raymond Stevens as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. Travers Thorp Alberga, our legal counsel as to Cayman Islands law, and Zhong Lun Law Firm, our legal counsel as to Chinese law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:
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recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

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entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Travers Thorp Alberga has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands may not recognize or enforce such judgments against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Travers Thorp Alberga have advised us that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters, and although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

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is given by a competent foreign court with jurisdiction to give the judgment;

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imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation);

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is final and conclusive;

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is not in respect of taxes, a fine or a penalty; and

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was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Zhong Lun Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of Chinese law or national sovereignty, security or social public interest. As a result, it is uncertain whether and on what basis a Chinese court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on Chinese law against a company in China for disputes if they can establish sufficient nexus to China for a Chinese court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to China by virtue only of holding our ADSs or Ordinary Shares.
In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with Chinese laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Ordinary Shares, to establish a connection to China for a Chinese court to have jurisdiction as required under the PRC Civil Procedures Law.

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (as amended) of the Cayman Islands, (the “Companies Act”) and the common law of the Cayman Islands.
Our authorized share capital is $60,000, divided into 600,000,000 shares, of which (i) 500,000,000 are designated as ordinary shares, par value of $0.0001 per share, and (ii) 100,000,000 shares, par value of $0.0001 per share, of such class or classes (however designated) of shares (the “Undesignated Class Shares”), as our board of directors may determine in accordance with our amended and restated memorandum and articles of association. 9,812,438 of the Undesignated Class Shares have been designated as non-voting ordinary shares.
Our board of directors may, without further action by our shareholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 100,000,000 other shares, including preferred shares, in one or more classes or series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our ordinary shares. The issuance of our other shares, including potentially preferred shares, could adversely affect the voting power of holders of ADSs and ordinary shares and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of other shares, including preferred shares, could have the effect of delaying, deferring, or preventing a change of control or other corporate action.
Amended and Restated Memorandum and Articles of Association
The following are summaries of material provisions of our amended and restated memorandum and articles of association, and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.
Objects of Our Company.   Under our amended and restated memorandum and articles of association, the objects of our company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.
Ordinary Shares.   Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.
Dividends.   The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our amended memorandum and restated articles of association provide that the directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, we may pay a dividend out of either profit or the credit standing in our share premium account, provided that in no circumstances may a dividend be paid if this would result in our inability to pay our debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.
Voting Rights.   Holders of our ordinary shares are entitled to one vote per share. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded (before or on the declaration of the result of the show of hands). A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the votes attaching to the total ordinary shares which are present in person or by proxy at the meeting.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.
General Meetings of Shareholders.   Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least 10 calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.
The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board of directors will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. Shareholders seeking to bring business before the annual general meeting or to nominate candidates for election to our board of directors at the annual general meeting are required to deliver notice not later than the 90th day nor earlier than the 120th day prior to the scheduled date of the annual general meeting.
Transfer of Ordinary Shares.   Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, her or its ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of ordinary shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required of Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.
Liquidation.   On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares.   Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Shares.   Our ordinary shares are not subject to redemption provisions. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. We may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares issued and outstanding or (iii) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares.   If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.
Issuance of Additional Shares.   Our amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
Our amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
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the designation of the series;

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the number of shares of the series;

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the dividend rights, dividend rates, conversion rights, voting rights;

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the rights and terms of redemption and liquidation preferences; and

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any other powers, preferences and relative, participating, optional and other special rights.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Inspection of Books and Records.   Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our corporate records (except for the memorandum and articles of association of our company, any special resolutions passed by our company and the register of mortgages and charges of our company). However, we will provide our shareholders with annual audited consolidated financial statements. See the section titled “Where You Can Find Additional Information.”
Anti-Takeover Provisions.   Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

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authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

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limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Exempted Company.   We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
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does not have to file an annual return of its shareholders with the Registrar of Companies;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

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may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Summary of Rights of Non-Voting Ordinary Shares
Voting Rights.   Non-voting ordinary shares (i) shall confer upon the shareholder no right to receive notice of, to attend, to speak at nor to vote at our general meetings except as may be required by law and (ii) for the avoidance of doubt, shall not entitle the holder thereof to vote on the election of directors at any time.
Distribution and Dividend Rights.   The non-voting ordinary shares shall rank on parity with our ordinary shares as to distributions of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary. The non-voting ordinary shares shall be entitled on an equal basis to any dividends declared on the ordinary shares (on an as-converted to ordinary shares basis) to the extent permitted by law when, as and if declared by our board of directors.
Conversion Rights.   Each holder of non-voting ordinary shares shall have the right to convert each non-voting ordinary share held by such holder into one (1) ordinary share (subject to appropriate adjustment in the event of any dividend, split, reverse split, combination or other similar recapitalization with respect to the ordinary shares) at such holder’s election by providing written notice to us; provided, however, that such non-voting ordinary shares may only be converted into ordinary shares during such time or times as immediately prior to or as a result of such conversion would not result in the holder(s) thereof beneficially owning (for purposes of Section 13(d) of the Exchange Act), when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, in excess of the Beneficial Ownership Limitation (as defined below).
The “Beneficial Ownership Limitation” means initially 9.99% of the ordinary shares. Any holder of non-voting ordinary shares may increase the Beneficial Ownership Limitation with respect to such holder, not to exceed 19.99% of the ordinary shares, upon 61 days’ prior written notice to us and may decrease the Beneficial Ownership Limitation at any time upon providing written notice of such election to us; provided, however, that no holder may make such an election to change the percentage with respect to such holder unless all holders managed by the same investment advisor as such electing holder make the same election.
Conversion Process.   Before any holder of non-voting ordinary shares shall be entitled to convert any non-voting ordinary shares into Ordinary Shares, such holder shall (A) surrender the certificate or certificates therefor (if any), duly endorsed, at our principal corporate office or the registered office provider for the non-voting ordinary shares, and (B) provide written notice to us, during regular business hours at its principal corporate office, of such conversion election (in form satisfactory to us) and shall state therein the name or names (i) in which the certificate or certificates representing the ordinary shares into which the non-voting ordinary shares are so converted are to be issued (if such ordinary shares are certificated) or (ii) in which such ordinary shares are to be registered in book-entry form (if such ordinary shares are uncertificated).
If the ordinary shares into which the non-voting ordinary shares are to be converted are to be issued in a name or names other than the name of the holder of the non-voting ordinary shares being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to us, duly executed by the holder.
Certificates.   We shall, as soon as practicable thereafter, but in any event within two business days, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of ordinary shares to which such holder shall be entitled upon such conversion (if such ordinary shares are certificated) or shall register such ordinary shares in book-entry form (if such ordinary shares are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the non-voting ordinary shares to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this section, the ordinary shares issuable upon such conversion shall be deemed to be outstanding as of such time, and the person or persons entitled to receive the ordinary shares issuable upon such conversion shall be deemed to be the record holder or holders of ordinary shares as of such time.
Notwithstanding anything herein to the contrary, non-voting ordinary shares represented by a lost, stolen or destroyed share certificate may be converted if the holder thereof notifies us or its registered office provider that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to us and executes an agreement acceptable to us to indemnify us from any loss incurred by it in connection with such certificate. The effectiveness of any conversion of any non-voting ordinary shares into ordinary shares is subject to the expiration or early termination of any applicable premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
Differences in Corporate Law
The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his, her or its shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four-months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.   In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
•
a company acts or proposes to act illegally or ultra vires;

•
the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•
those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.   Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Resolution.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our amended and restated articles of association provide that no action shall be taken by the shareholders except at an annual or extraordinary general meeting called in accordance with our amended and restated articles of association and no action shall be taken by the shareholders by written consent or electronic transmission.
Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act provides shareholders with only limited rights to requisition a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board of directors is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. As an exempted Cayman Islands company, we may but are not obliged by law to call shareholders’ annual general meetings. See the section titled “Our Amended and Restated Memorandum and Articles of Association —  General Meetings of Shareholders” for more information on the rights of our shareholders to put proposals before the annual general meeting.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed only for cause by an ordinary resolution of our shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his or her office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his or her office be vacated; or (v) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding Up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders.   There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
Listing
Our ADSs are listed on the Nasdaq Global Market under the trading symbol “GPCR.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Receipts
JPMorgan Chase Bank, N.A., as depositary, will issue the ADS(s) which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in a designated number of our ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, yourself as a holder of American depositary receipt(s) that evidence the ADSs, or ADR(s), and all other ADR holders, and all beneficial owners of an interest in the ADSs evidenced by ADRs from time to time.
The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.
The ADS to share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR). In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.
A beneficial owner is any person or entity having a beneficial ownership interest in ADSs. A beneficial owner need not be the holder of the ADR evidencing such ADS. If a beneficial owner of ADSs is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under the deposit agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the deposit agreement solely through the holder of the ADR(s) evidencing the ADSs owned by such beneficial owner. The arrangements between a beneficial owner of ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.
An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADRs registered in such ADR holder’s name for all purposes under the deposit agreement and ADRs. The depositary’s only notification obligations under the deposit agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.
Unless certificated ADRs are specifically requested, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.
You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.
As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders and beneficial owners from time to time of ADRs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf.
The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also find the registration statement and the attached deposit agreement on the SEC’s website at www.sec.gov.
Share Dividends and Other Distributions
How will I receive dividends and other distributions on the shares underlying my ADSs?
We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.
Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:
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Cash.   The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. To the extent the depositary does not reasonably believe it will be permitted by applicable law, rule or regulation to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all holders, the depositary may in its discretion distribute the foreign currency received by the depositary to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the holders entitled to receive the same. To the extent the depositary holds such foreign currency, any and all costs and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

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Shares.   In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

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Rights to receive additional shares.   In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)
sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii)
if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

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Other Distributions.   In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable, or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.
Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.
The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.
There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, ADR.com).
Deposit, Withdrawal and Cancellation
How does the depositary issue ADSs?
The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.
Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.
The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary, in each case for the benefit of ADR holders. ADR holders and beneficial owners thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”
Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.
Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.
How do ADR holders cancel an ADS and obtain deposited securities?
When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.
The depositary may only restrict the withdrawal of deposited securities in connection with:
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temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

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the payment of fees, taxes and similar charges; or

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compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Record Dates
The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):
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to receive any distribution on or in respect of deposited securities,

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to give instructions for the exercise of voting rights at a meeting of holders of shares,

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to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•
to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.
Voting Rights
How do I vote?
If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least 30 days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of Cayman Islands law, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given, or deemed to be given pursuant to the terms of the deposit agreement, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.
Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for the Depository Trust Company (the “DTC”)), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.
To the extent that (i) we have provided the depositary with at least 35 days’ notice of the proposed meeting, (ii) the voting notice will be received by all ADR holders and beneficial owners no less than 10 days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and (iii) the depositary does not receive instructions on a particular agenda item from an ADR holder (including, without limitation, any entity or entities acting on behalf of the nominee for DTC) in a timely manner, such ADR holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such ADR holder, to have instructed the depositary to give a discretionary proxy for such agenda item(s) to a person designated by us to vote the deposited securities represented by the ADSs for which actual instructions were not so given by all such ADR holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless (i) we inform the depositary in writing (and we agree to provide the depositary with such instruction promptly in writing) that (a) we wish such proxy to be given with respect to such agenda item(s), (b) there is no substantial opposition existing with respect to such agenda item(s) and (c) such agenda item(s), if approved, would not materially or adversely affect the rights of holders of shares, and (ii) the depositary has obtained an opinion of counsel, in form and substance satisfactory to the depositary, confirming that (a) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (b) the granting of such proxy will not result in a violation of the laws, rules, regulations or permits of the Cayman Islands, (c) the voting arrangement and deemed instruction as contemplated herein will be given effect under the laws, rules and regulations of the Cayman Islands, and (d) the granting of such discretionary proxy will not under any circumstances result in the shares represented by the ADSs being treated as assets of the depositary under the laws, rules or regulations of the Cayman Islands.
The depositary may from time to time access information available to it to consider whether any of the circumstances described above exist, or request additional information from us in respect thereto. By taking any such action, the depositary shall not in any way be deemed or inferred to have been required, or have had any duty or responsibility (contractual or otherwise), to monitor or inquire whether any of the circumstances described above existed. In addition to the limitations provided for in the deposit agreement, ADR holders and beneficial owners are advised and agree that (i) the depositary will rely fully and exclusively on us to inform it of any of the circumstances set forth above, and (ii) neither the depositary, the custodian nor any of their respective agents shall be obliged to inquire or investigate whether any of the circumstances described above exist and/or whether we complied with our obligation to timely inform the depositary of such circumstances. Neither the depositary, the custodian nor any of their respective agents shall incur any liability to ADR holders or beneficial owners (i) as a result of our failure to determine that any of the circumstances described above exist or our failure to timely notify the depositary of any such circumstances or (ii) if any agenda item which is approved at a meeting has, or is claimed to have, a material or adverse effect on the rights of holders of shares. Because there is no guarantee that ADR holders and beneficial owners will receive the notices described above with sufficient time to enable such ADR holders or beneficial owners to return any voting instructions to the depositary in a timely manner, ADR holders and beneficial owners may be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us in such circumstances, and neither the depositary, the custodian nor any of their respective agents shall incur any liability to ADR holders or beneficial owners in such circumstances.
ADR holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, or deemed to be given pursuant to the terms of the deposit agreement, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy (or deemed to have been instructed pursuant to the terms of the deposit agreement), or for the effect of any such vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, regulation, or requirement of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).
We have advised the depositary that under Cayman Islands law and our governing documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is demanded (before or on the declaration of the results of the show of hands) by the chairman of the meeting or any shareholder holding at least ten percent of the votes attached to the shares present at such meeting. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our governing documents, the depositary will refrain from voting and providing any proxies (deemed or otherwise) and the voting instructions received and deemed received by the depositary from ADR holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by ADR holders or beneficial owners.
There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.
Reports and Other Communications
Will ADR holders be able to view our reports?
The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.
Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.
Fees and Expenses
What fees and expenses will I be responsible for paying?
The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a share dividend or share split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, canceled or surrendered, or upon which a share distribution or elective distribution is made or offered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a share dividend or share split declared by us or an exchange of shares regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:
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a fee of $0.05 or less per ADS held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the deposit agreement;

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a fee of $0.05 or less per ADS held for the direct or indirect distribution of securities other than ADSs or rights to purchase additional ADSs (including, without limitation, distributions by the Company or any third-party) or the distribution of the net cash proceeds from the sale of any such securities;

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an aggregate fee of $0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary by billing such ADRs or by deducting such charge from one or more cash dividends or other cash distributions);

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a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

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share transfer or other taxes and other governmental charges;

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cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

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transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

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fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars. For certain currencies, foreign exchange transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, foreign exchange transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such foreign exchange transactions.
The foreign exchange rate applied to a foreign exchange transaction will be either (i) a published benchmark rate, or (ii) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the foreign exchange transaction. Additionally, the timing of execution of a foreign exchange transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, us, holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.
Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute a foreign exchange transaction as set forth in the deposit agreement and described herein. In such case, the depositary will distribute the U.S. dollars received from us.
Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of foreign exchange transactions will be provided by the depositary on ADR.com. Each holder and beneficial owner by holding or owning an ADR or ADS or an interest therein, and we, each acknowledge and agree that the terms applicable to foreign exchange transactions disclosed from time to time on ADR.com will apply to any foreign exchange transaction executed pursuant to the deposit agreement.
We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.
The right of the depositary to receive payment of fees, charges and expenses survives the termination of the deposit agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.
The fees and charges described above may be amended from time to time by agreement between us and the depositary.
The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.
Payment of Taxes
ADR holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owed if the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as Chinese Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, issued by the SAT or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the ADR holder thereof to the depositary and by holding or owning, or having held or owned, an ADR or any ADSs evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or other governmental charge. Notwithstanding the depositary’s right to seek payment from current and former beneficial owners, by holding or owning, or having held or owned, an ADR, the ADR holder thereof (and prior ADR holder thereof) acknowledges and agrees that the depositary has no obligation to seek payment of amounts owing from any current or former beneficial owner. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.
As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.
Reclassifications, Recapitalizations and Mergers
If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, (ii) any distributions of shares or other property not made to holders of ADRs, or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:
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amend the form of ADR;

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distribute additional or amended ADRs;

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distribute cash, securities or other property it has received in connection with such actions;

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sell any securities or property received and distribute the proceeds as cash; or

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none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than share transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.
Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.
Notice of any amendment to the deposit agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid; provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).
How may the deposit agreement be terminated?
The depositary shall at any time at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the termination date, as determined in accordance with the deposit agreement. The depositary may also terminate the deposit agreement by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the termination date if (i) 45 days have passed since the depositary provided notice of its resignation, (ii) 60 days shall have expired after the removal notice date, as defined in the deposit agreement, (iii) we are bankrupt or insolvent, (iv) our ADSs cease to be listed on an internationally recognized stock exchange, (v) we effect (or will effect) a redemption of all or substantially all of the deposited securities or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (vi) we undergo a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of the deposited securities. In addition, the depositary may immediately terminate the deposit agreement, without prior notice to the holders or beneficial owners of ADRs or us, if required by any law, rule or regulation relating to sanctions by any governmental authority or body, or if the depositary would be subject to liability under or pursuant to any law, rule or regulation, or if otherwise required by any governmental authority or body, in each case as determined by the depositary in its reasonable discretion.
If the ADSs are listed or quoted for trading on a stock exchange or in a securities market as of the termination date and the depositary believes that it is able and practicable to promptly sell the deposited securities without undue effort, then, after the termination date, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs, except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the termination date, the depositary shall use its reasonable efforts to sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the holders of ADRs not theretofore surrendered. After making such sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary and its agents.
If, however, the ADSs are not listed or quoted for trading on a stock exchange or securities market as of the termination date or if, for any reason, the depositary believes it is not able or practicable to promptly sell the deposited securities without undue effort, then, after the termination date, (i) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (ii) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (i) instruct its custodian to deliver all shares to us along with a general share power that refers to the names set forth on the ADR register maintained by the depositary and (ii) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered ADR holder a share certificate representing the shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered ADR holder’s name and to deliver such share certificate to the registered ADR holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.
Notwithstanding anything to the contrary, in connection with any such termination, the depositary may, in its sole discretion and without notice to us, establish an unsponsored American depositary share program (on such terms as the depositary may determine) for our shares and make available to ADR holders a means to withdraw the shares represented by the ADSs issued under the deposit agreement and to direct the deposit of such shares into such unsponsored American depositary share program, subject, in each case, to receipt by the depositary, at its discretion, of the fees, charges and expenses provided for under the deposit agreement and the fees, charges and expenses applicable to the unsponsored American depositary share program.
Limitations on Obligations and Liability to ADR holders
Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs
Prior to the issue, registration, registration of transfer, split-up, combination or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:
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payment with respect thereto of (i) any share transfer or other tax or other governmental charge, (ii) any share transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register, and (iii) any applicable fees and expenses described in the deposit agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature, and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

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compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.
The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act is intended by any of the limitations of liabilities provisions of the deposit agreement. The deposit agreement provides that each of us, the depositary and each of their and our respective directors, officers, employees, agents and affiliates will:
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incur or assume no liability (including, without limitation, to holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of the Cayman Islands, Hong Kong Special

Administrative Region, the People’s Republic of China, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our governing documents, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);
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incur or assume no liability (including, without limitation, to holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

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incur or assume no liability (including, without limitation, to holders or beneficial owners) if it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

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in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs;

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in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs, which in our or our agents’ opinion, as the case may be, may involve it in expense or liability, unless indemnity satisfactory to us or our agent, as the case may be against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required;

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not be liable (including, without limitation, to holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the depositary, us; or

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may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.
The depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of the Cayman Islands, Hong Kong Special Administrative Region, the People’s Republic of China, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.
Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about our tax status. Neither we nor the depositary shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or ADSs.
Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, or deemed to be given pursuant to the terms of the deposit agreement, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy (or deemed to have been instructed pursuant to the terms of the deposit agreement), or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us.
The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation holders or beneficial owners of ADRs and ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.
In the deposit agreement each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory). No provision of the deposit agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the Exchange Act, to the extent applicable.
The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.
Disclosure of Interest in ADSs
To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof.
Books of Depositary
The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary or, in the case of the issuance book portion of the ADR register, when reasonably requested by us solely in order to enable us to comply with applicable law.
The depositary will maintain facilities for the delivery and receipt of ADRs.
Appointment
In the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:
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be a party to and be bound by the terms of the deposit agreement and the applicable ADR or ADRs,

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appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR or ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

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acknowledge and agree that (i) nothing contained in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, holders, beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or the holders or beneficial owners and/or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to a holder shall be deemed, for all purposes of the deposit agreement and the ADR(s), to constitute notice to any and all beneficial owners of the ADSs evidenced by such holder’s ADRs. For all purposes under the deposit agreement and the ADR(s), the holder hereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADR(s).

Governing Law
The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the internal laws of the State of New York. In the deposit agreement, we have submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Any action based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby may also be instituted by the depositary against us in any competent court in the Cayman Islands, Hong Kong Special Administrative Region, the United States and/or any other court of competent jurisdiction.
Under the deposit agreement, by holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving ADR holders or beneficial owners brought by us or the depositary, arising out of or based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which they may have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving us and/or the depositary brought by ADR holders or beneficial owners, arising out of or based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).
Notwithstanding the foregoing, (i) the depositary may, in its sole discretion, elect to institute and/or refer any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and beneficial owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration as set forth in the deposit agreement, and (ii) the depositary may in its sole discretion require, by written notice to the relevant party or parties, that any dispute, suit, action, controversy, claim or proceeding against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and beneficial owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted as set forth in the deposit agreement. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law.
Jury Trial Waiver
In the deposit agreement, each party thereto (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action, claim or proceeding against the depositary and/or us directly or indirectly arising out of, based on or relating in any way to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.
If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

DESCRIPTION OF PRE-FUNDED WARRANTS
The following is a brief summary of certain terms and conditions of the pre-funded warrants being offered in this offering. The following description is subject in all respects to the provisions contained in the pre-funded warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions thereof.
Term.   The pre-funded warrants will expire on the date the warrant is exercised in full.
Exercisability.   The pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of ADSs purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may, in its sole discretion, elect to exercise the pre-funded warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of ADSs determined according to the formula set forth in the pre-funded warrant. No fractional ADSs will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional ADSs, we will pay the holder an amount in cash equal to the fractional amount multiplied by the fair market value of any such fractional ADSs.
Exercise Limitations.   Under the pre-funded warrants, we may not effect the exercise of any pre-funded warrant, and a holder will not be entitled to exercise any portion of any pre-funded warrant, which, upon giving effect to such exercise, would cause (i) the aggregate number of ordinary shares or ADSs beneficially owned by the holder (together with its affiliates) to exceed 4.99% or 9.99%, as applicable, of the number of ordinary shares or ADSs outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of our securities beneficially owned by the holder (together with its affiliates) to exceed 4.99% or 9.99%, as applicable, of the combined voting power of all of our securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder may increase or decrease such percentage upon at least 61 days’ prior notice from the holder to us.
Exercise Price.   The exercise price per ordinary share upon exercise of the pre-funded warrants is $0.0001 per share. The exercise price per ordinary share of each pre-funded warrant is subject to appropriate adjustment in the event of certain dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our ordinary shares or ADSs and also upon any distributions of assets, including cash, shares or other property to our shareholders.
Transferability.   Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.
Exchange Listing.   We do not plan on applying to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including Nasdaq.
Fundamental Transactions.   In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our ordinary shares or ADSs, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding equity, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding equity, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the pre-funded warrants.
No Rights as a Shareholder.   Except by virtue of such holder’s ownership of ADSs, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our ordinary shares or ADSs, including any voting rights, until the holder exercises the pre-funded warrant.

TAXATION
Material U.S. Federal Income Tax Consequences
The following is a summary of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each, as defined below) of the acquisition, ownership and disposition of our ordinary shares, ADSs, or pre-funded warrants, which we collectively refer to as our securities. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not address the potential application of the Medicare contribution tax, the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the impact of special tax accounting rules under Section 451(b) of the Code, any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretations, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This discussion is limited to holders who purchase our securities pursuant to this offering and who hold our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:
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certain former citizens or long-term residents of the United States;

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partnerships or other pass-through entities (and investors therein);

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“controlled foreign corporations”;

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“passive foreign investment companies”;

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corporations that accumulate earnings to avoid U.S. federal income tax;

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banks, financial institutions, investment funds, insurance companies, brokers, dealers, or traders in securities;

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tax-exempt organizations and governmental organizations;

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tax-qualified retirement plans;

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persons who acquire our securities through the exercise of an option or otherwise as compensation;

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persons that own, or have owned, actually or constructively, more than 5% of our securities;

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persons who have elected to mark securities to market; and

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persons holding our securities as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of U.S. Holder and Non-U.S. Holder
A U.S. holder is any U.S. person that is a beneficial owner of our securities. A U.S. person, for U.S. federal income tax purposes, is any of the following:
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an individual citizen or resident of the United States;

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a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our securities that is not a “U.S. person” nor a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding our securities and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our securities.
Tax Classification of the Company as a U.S. Domestic Corporation
For U.S. federal income tax purposes, a corporation generally is considered to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, the Company, which is incorporated under the laws of the Cayman Islands, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. However, Section 7874 of the Code provides an exception to this general rule, under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application. A number of significant and complicated U.S. federal income tax consequences may result from such classification, and this summary does not attempt to describe all such U.S. federal income tax consequences. Section 7874 of the Code and the Treasury Regulations promulgated thereunder do not address all the possible tax consequences that arise from the Company being treated as a U.S. domestic corporation for U.S. federal income tax purposes. Accordingly, there may be additional or unforeseen U.S. federal income tax consequences to the Company that are not discussed in this summary.
Under such rules, even though the Company is organized as a Cayman Islands corporation, it will be treated as a U.S. domestic corporation for U.S. federal income tax purposes as a result of the Company’s prior acquisition of a United States target corporation and application of the so-called “inversion” rules under Section 7874 of the Code. As such, the Company will be subject to U.S. federal income tax as if it were organized under the laws of the United States or a state thereof, and its dividends will be treated as dividends from a U.S. corporation. In addition, the Company will be required to file a U.S. federal income tax return annually with the IRS. It is anticipated that such U.S. tax treatment will continue indefinitely and that our securities will be treated indefinitely as securities of a U.S. domestic corporation for U.S. federal income tax purposes. The Company’s status as a domestic corporation for U.S. federal income tax purposes has implications for all shareholders.
The remaining discussion contained in this section titled “Material U.S. Federal Income Tax Consequences” section assumes that the Company will be treated as a domestic corporation for all U.S. federal income tax purposes.
Treatment of ADSs
For U.S. federal income tax purposes, it is generally expected that a U.S. holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs generally will not be subject to U.S. federal income tax.
Treatment of Pre-Funded Warrants
Although it is not entirely free from doubt, the pre-funded warrants are generally expected to be treated as our ordinary shares for U.S. federal income tax purposes. Accordingly, no gain or loss should be recognized (other than with respect to cash paid in lieu of fractional ADSs) upon exercise of a pre-funded warrant (except in the case of a cashless exercise, the treatment of which for U.S. federal income tax purposes is not clear), and the holding period of a pre-funded warrant should carry over to the ordinary shares or ADSs received upon exercise. Similarly, the tax basis of the pre-funded warrant should carry over to the ordinary shares or ADSs received upon exercise, increased by the exercise price. The discussion below assumes the characterization described above is respected for U.S. federal income tax purposes. Each U.S. holder and non-U.S. holder is urged to consult its tax advisor regarding the U.S. federal income tax treatment of the pre-funded warrants.
Possible Constructive Distributions
The terms of each pre-funded warrant provide for an adjustment to the consideration issuable upon exercise in certain events. An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. holder or non-U.S. holder of pre-funded warrants may be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of ADSs that would be obtained upon exercise) as a result of a distribution of cash to the holders of ordinary shares which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax in the same manner as if such U.S. holder or non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest, in each case, as described below. Each U.S. holder and non-U.S. holder is urged to consult its tax advisor regarding the U.S. federal income tax considerations of constructive distributions, if any, on the pre-funded warrants.
Tax Considerations for U.S. Holders
Distributions
It is unlikely that we will pay any dividends on our securities in the foreseeable future. If we make cash or other property distributions on our securities, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our securities, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our securities and will be treated as described under “— Sale or Redemption” below. Distributions constituting dividend income to U.S. holders that are individuals may qualify for reduced rates applicable to qualified dividend income. Distributions constituting dividend income to U.S. holders that are U.S. corporations may qualify for the dividends received deduction.
Sale or Redemption
A U.S. holder generally will recognize capital gain or loss on a sale, exchange, redemption (other than a redemption that is treated as a distribution) or other disposition of our securities equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in the shares so disposed. Such capital gain or loss will be a long-term capital gain or loss if the U.S. holder’s holding period for the shares disposed of exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers generally are taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Foreign Currency
The amount of any distribution paid to a U.S. holder in foreign currency, or the amount of proceeds paid in foreign currency on the sale, exchange or other taxable disposition of our securities, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. holders who use the accrual method of tax accounting. Each U.S. holder should consult its own tax advisors concerning issues related to foreign currency.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our securities payable to a U.S. holder. Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends and certain payments of proceeds on the sale or redemption of our securities unless such U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number (usually with an IRS Form W-9), and otherwise comply with applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such U.S. holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.
Non-U.S. Holders
Distributions
It is unlikely that we will pay any dividends on our securities in the foreseeable future. If we make cash or other property distributions on our securities, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our securities, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our securities and will be treated as described under “— Sale or Redemption” below.
Subject to the discussion below regarding effectively connected income, any dividend income paid to a non-U.S. holder of our securities generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) including a U.S. taxpayer identification number and certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.
Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If a non-U.S. holder holds our securities in connection with the conduct of a trade or business in the United States, and dividends paid on our securities are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder generally must furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.
However, any such effectively connected dividends paid on our securities generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding these rules and any applicable income tax treaties that may provide for different rules.
Sale or Redemption
Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our securities, unless:
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the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

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the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

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our securities constitute a “United States real property interest” by reason of our status as a United States real property holding corporation, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our securities, and our securities, as applicable, are not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Determining whether we are a United States real property holding corporation in the third bullet point above depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes but cannot give assurance that we are not or will not become a United States real property holding corporation. Even if we are or were to become a United States real property holding corporation, gain arising from the sale or other taxable disposition by a non-U.S. holder of our securities will not be subject to U.S. federal income tax on transfers of United States real property holding corporation shares if the our securities are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of the our securities, as applicable, throughout the shorter of, the five-year period ending on the date of the sale or other taxable disposition or, the Non-U.S. holder’s holding period. We do not expect that our ordinary shares or pre-funded warrants will be treated as regularly traded on an established securities market, and there can be no assurance that our ADSs will qualify or continue to qualify as regularly traded on an established securities market. If any gain on a non-U.S. holder’s disposition is taxable because we are a United States real property holding corporation and our securities are not treated as regularly traded on an established securities market, the non-U.S. holder will be taxed on such disposition generally in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply.
Information Reporting and Backup Withholding
Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our securities paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our securities provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.
Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.
Withholding on Foreign Entities or Accounts
Sections 1471 to 1474 of the Code (“FATCA”), imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.
FATCA applies to dividends paid on our securities. Proposed regulations issued by the Treasury Department (on which taxpayers are entitled to rely until final regulations are issued) eliminate the federal withholding tax of 30% imposed by FATCA to gross proceeds of a sale or other disposition of our securities. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this FATCA on their investment in our securities.
Cayman Islands
Regardless of the application of Section 7874 of the Code (as discussed below), we are also treated as a Cayman corporation for Cayman tax purposes. However, we are not subject to income or capital gains tax under the current laws of the Cayman Islands. There are no other taxes likely to be material to us levied by the government of the Cayman Islands.
We are and are expected to continue to be a Cayman Islands corporation as of the date of this prospectus. We are treated as an exempted company for Cayman Islands tax purposes.
PRC Taxation
We are a holding company incorporated in the Cayman Islands.

Under the Enterprise Income Tax Law of the People’s Republic of China (the “EIT Law”) and its implementation rules, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by Chinese enterprises or Chinese enterprise groups, not those controlled by Chinese individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, all offshore enterprises controlled by a Chinese enterprise or a Chinese enterprise will be regarded as a Chinese tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met:
(i)
the primary location of the day-to-day operational management is in China;

(ii)
decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China;

(iii)
the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and

(iv)
at least 50% of voting board members or senior executives habitually reside in China.

We believe that neither we nor any of our subsidiaries outside of China is a Chinese resident enterprise for Chinese tax purposes. We are not controlled by a Chinese enterprise or Chinese enterprise group, and we do not believe that we meet all of the conditions above. We are a company incorporated outside China. As a holding company, some of our key assets are located, and our records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. For the same reasons, we believe our other subsidiaries outside of China are also not Chinese resident enterprises for Chinese tax purposes. However, the tax resident status of an enterprise is subject to determination by the Chinese tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”
If the Chinese tax authorities determine that we are a Chinese resident enterprise for Enterprise Income Tax (“EIT”) purposes, we may be required to withhold tax at a rate of 10% on dividends we pay to our shareholders, including holders of our ADSs, that are non-resident enterprises. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% Chinese withholding tax on gains realized on the sale or other disposition of ordinary shares or ADSs, if such income is treated as sourced from within China. Furthermore, gains derived by our non-Chinese individual shareholders from the sale of our ordinary shares and ADSs may be subject to a 20% Chinese withholding tax. It is unclear whether our non-Chinese individual shareholders (including our ADS holders) would be subject to any Chinese tax (including withholding tax) on dividends received by such non-Chinese individual shareholders in the event we are determined to be a Chinese resident enterprise. If any Chinese tax were to apply to dividends realized by non-Chinese individuals, it will generally apply at a rate of 20%. The Chinese tax liability may be reduced under applicable tax treaties. However, it is unclear whether our non-Chinese shareholders would be able to claim the benefits of any tax treaty between their country of tax residence and China in the event that we are treated as a Chinese resident enterprise.
See the section titled “Risk Factors — Risks Related to Doing Business in China and Our International Operations — If we are classified as a China resident enterprise for China income tax purposes, such classification could result in unfavorable tax consequences to us and our non-Chinese shareholders or ADS holders” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which is incorporated by reference herein.
Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its Chinese-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a Chinese enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the Chinese enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“SAT Circular 81”), a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the Chinese resident enterprise; and (ii) it must have directly owned such percentage in the Chinese resident enterprise throughout the 12 months prior to receiving the dividends. Additionally, China has started an anti-tax treaty shopping practice since the issuance of Circular 601 in 2009. On February 3, 2018, the State Administration of Taxation released the Announcement on Issues concerning the “Beneficial Owner” in Tax Treaties (“PN9”), which provides guidelines in determining a beneficial owner qualification under dividends, interest and royalty articles of tax treaties. Chinese tax authorities in general often scrutinize fact patterns case by case in determining foreign shareholders’ qualifications for a reduced treaty withholding tax rate, especially against foreign companies that are perceived as being conduits or lacking commercial substance. Furthermore, according to the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in January 2020, where non-resident enterprises judge by themselves that they meet the conditions for entitlement to reduced tax rate according to tax treaties, they may enjoy such entitlement after reporting required information to competent tax authorities provided that they shall collect and retain relevant documents for future reference and inspections. Accordingly, our ShouTi Hong Kong Ltd. subsidiary may be able to enjoy the 5% tax rate for the dividends it receives from its Chinese incorporated subsidiary if it satisfies the conditions prescribed under SAT Circular 81, PN9 and other relevant tax rules and regulations and complete the necessary government formalities. However, according to SAT Circular 81, if the relevant tax authorities determine our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.
If our Cayman Islands holding company, Structure Therapeutics Inc., is not deemed to be a Chinese resident enterprise, holders of our ordinary shares and ADSs who are not Chinese residents will not be subject to Chinese income tax on dividends distributed by us. With respect to gains realized from the sale or other disposition of the shares or ADSs, there is a possibility that a Chinese tax authority may impose an income tax under the indirect transfer rules set out under the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, except that such transaction could fall under the safe harbor thereunder. See the section titled “Risk Factors — Risks Related to Doing Business in China and Our International Operations — We and our shareholders face uncertainties in China with respect to indirect transfers of equity interests in China resident enterprises” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which is incorporated by reference herein.

UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs and pre-funded warrants indicated in the following table. Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Jefferies LLC and Leerink Partners LLC are the representatives of the underwriters.
Underwriters	Number of ADSs	Number of Pre-Funded Warrants
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Jefferies LLC
Leerink Partners LLC
Guggenheim Securities, LLC
BMO Capital Markets Corp.
Total
The underwriters are committed to take and pay for all of the securities being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 1,200,000 ADSs from us to cover sales by the underwriters of a greater number of ADSs than the total number set forth in the table above. They may exercise that option for 30 days. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.
The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,200,000 ADSs from us.
	No Exercise	Full Exercise
Per ADS	$	$
Per Pre-Funded Warrant
Total	$	$
Securities sold by the underwriters to the public will initially be offered at the public offering prices set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to $      per ADS from the public offering price. After the initial offering of the ADSs and pre-funded warrants, the representatives may change the offering price and the other selling terms. The offering of the ADSs and pre-funded warrants by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We and our officers and directors, together with their affiliated entities, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their ordinary shares, ADSs, options or warrants to acquire ordinary shares or ADSs, or securities exchangeable or convertible into ordinary shares or ADSs, during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Jefferies LLC and Leerink Partners LLC. The lock-up exceptions, among others, include the ability of certain of our executive officers to sell up to $10.0 million of ordinary shares, or securities convertible into or exchangeable or exercisable for ordinary shares, to satisfy certain tax obligations and the repayment of loan obligations. This agreement does not apply to any existing employee benefit plans.
Our ADSs are listed on The Nasdaq Global Market under the symbol “GPCR”. There is no public trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including Nasdaq.

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional ADSs for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to cover the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional ADSs for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the closing of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ADSs, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.4 million. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $100,000. The underwriters have agreed to reimburse us for certain of our expenses incurred in connection with the offering.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.
The company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the company or borrowed from the company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area, or a Relevant Member, no securities have been offered or will be offered pursuant to the offering to the public in that Relevant Member prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member or, where appropriate, approved in another Relevant Member and notified to the competent authority in that Relevant Member, all in accordance with the Prospectus Regulation, except that the securities may be offered to the public in that Relevant Member at any time:
(i)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(ii)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the securities shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the securities in any Relevant Member means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
No securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:
(i)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)
in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the securities shall require the Company or the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression. “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the securities under Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (ii) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (iii) where no consideration is or will be given for the transfer, (iv) where the transfer is by operation of law, (v) as specified in Section 276(7) of the SFA, or (vi) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (Regulation 32).
Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the securities under Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (ii) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (iii) where no consideration is or will be given for the transfer, (iv) where the transfer is by operation of law, (v) as specified in Section 276(7) of the SFA, or (vi) as specified in Regulation 32.
Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the securities are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This offering document does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.
Any offer in Australia of the securities may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.
The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.
This offering document contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering document is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.
Dubai International Financial Centre
This offering document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”. This offering document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth in this prospectus and has no responsibility for the offering document. The securities to which this offering document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this offering document. you should consult an authorized financial advisor.
Switzerland
This offering document is not intended to constitute an offer or solicitation to purchase or invest in the securities. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”), and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this offering document nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this offering document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this offering document nor any other offering or marketing material relating to the offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this offering document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities.

LEGAL MATTERS
We are being represented by Cooley LLP, San Diego, California, with respect to certain legal matters as to U.S. federal securities laws. The validity of the ordinary shares represented by the ADSs offered in this offering (including the ADSs underlying the pre-funded warrants offered in in this offering) will be passed upon for us by Travers Thorp Alberga. The validity of the pre-funded warrants offered in this offering will be passed upon for us by Cooley LLP. Certain legal matters as to Chinese law will be passed upon for us by Zhong Lun Law Firm. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, San Diego, California.
EXPERTS
The financial statements as of December 31, 2022 and for the year ended December 31, 2022 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the ADSs being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the ADSs offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we have filed reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review on the web site of the SEC referred to above. We also maintain a website at www.structuretx.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (File No. 001-41608):
•
our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 8, 2024;

•
our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 25, 2024 (to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023);

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024;

•
our Current Reports on Form 8-K filed with the SEC on June 3, 2024; and

•
the description of the securities contained in our Registration Statement on Form 8-A filed with the SEC on January 30, 2023, as updated by Exhibit 4.5 of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023, including any amendments or reports filed for the purpose of updating such description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Structure Therapeutics Inc., Attn: Investor Relations, 601 Gateway Blvd., Suite 900, South San Francisco, California 94080 or may be made telephonically at (650) 457-1978.
You also may access these filings on our website at www.structuretx.com. Information contained on or accessible through our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

8,000,000 American Depositary Shares
Representing 24,000,000 Ordinary Shares
Pre-Funded Warrants to Purchase Ordinary Shares
Represented by American Depositary Shares
Structure Therapeutics Inc.
American Depositary Shares
Pre-Funded Warrants to Purchase Ordinary Shares
Represented by American Depositary Shares
Prospectus
Goldman Sachs & Co. LLC
Morgan Stanley
Jefferies
Leerink Partners
Guggenheim Securities
BMO Capital Markets
                 , 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of our ADSs being registered. All amounts are estimates except for the Securities and Exchange Commission (the “SEC”), registration fee, and the Financial Industry Regulatory Authority (the “FINRA”) filing fee.
ITEM	AMOUNT PAID OR TO BE PAID
SEC registration fee	$47,541
FINRA filing fee	47,696
Printing expenses	35,000
Legal fees and expenses	800,000
Accounting fees and expenses	280,000
Depositary fees and expenses	100,000
Miscellaneous expenses	89,763
Total	$1,400,000
Item 14.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
Our amended and restated memorandum and articles of association provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
We have entered into indemnification agreements with certain of our current directors and executive officers, pursuant to which we agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.   Recent Sales of Unregistered Securities.
Since January 1, 2021, we have made the following sales of unregistered securities:
(1)
In July 2021, we issued and sold an aggregate of 24,701,732 Series B preferred shares for an aggregate consideration of $100.0 million to certain investors.

(2)
In December 2021, we entered into a share exchange agreement with Basecamp Bio Inc., or Basecamp, one of our subsidiaries, pursuant to which we issued an aggregate of 2,161,402 Series B-1 preferred shares for an aggregate consideration of $7.0 million in exchange of 7,000,000 shares of Basecamp’s Series Seed preferred shares.

(3)
In April 2022, we issued and sold an additional aggregate of 8,155,272 Series B preferred shares for an aggregate consideration of $33.0 million to certain investors.

(4)
In September 2023, we entered into a share purchase agreement with certain institutional investors (the “Purchasers”), pursuant to which we issued and sold to the Purchasers an aggregate of 21,617,295 ordinary shares and 2,401,920 non-voting ordinary shares for aggregate net proceeds of approximately $281.5 million.

(5)
From the date of adoption of the Company’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”) to May 31, 2024, we granted stock options under the 2019 Plan to purchase up to an aggregate of 9,099,664 ordinary shares to our employees, directors and consultants, at a weighted-average exercise price of $1.67 per share. Through the effective date of this registration statement, 1,294,731 ordinary shares were issued upon the exercise of options granted to employees, directors and consultants and the payment of $1,654,924 to us was made. Through the effective date of this registration statement, 215,000 ordinary shares were issued as restricted share awards to consultants.

The offers, sales and issuances of the securities described in paragraphs (1) through (4) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) (or were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) or Regulation D promulgated thereunder) in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D. No underwriters were involved in these transactions.
The offers, sales and issuances of the securities described in paragraph (5) was deemed to be exempt from registration under the Securities Act in reliance on either Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or Section 4(a)(2) in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under the 2019 Plan.
Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits.

The exhibits listed below are filed as part of this registration statement.
Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1	Form of Underwriting Agreement.					X
3.1	Amended and Restated Memorandum and Articles of Association of the registrant.	8-K	001-41608	3.1	February 7, 2023
4.1	Registrant’s Specimen Certificate for Ordinary Shares.	S-1/A	333-269200	4.1	January 30, 2023
4.2	Form of Deposit Agreement.	S-1/A	333-269200	4.2	January 30, 2023
4.3	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.2).	S-1/A	333-269200	4.3	January 30, 2023
4.4	Amended and Restated Investors’ Rights Agreement, dated July 30, 2021, by and between the registrant and the investors named therein.	S-1	333-269200	4.4	January 12, 2023
4.5	Form of Pre-Funded Warrant.					X
5.1	Opinion of Travers Thorp Alberga.					X
5.2	Opinion of Zhong Lun Law Firm.					X
5.3	Opinion of Cooley LLP.					X
10.1+	Form of Indemnification Agreement between the registrant and each of its executive officers and directors.	S-1	333-269200	10.1	January 12, 2023
10.2+	ShouTi Inc. 2019 Equity Incentive Plan, as amended (including Forms of Option Grant Notice, Option Agreement and Notice of Exercise thereunder).	S-1	333-269200	10.2	January 12, 2023
10.3+	Structure Therapeutics Inc. 2023 Equity Incentive Plan.	10-K	001-41608	10.3	March 30, 2023
10.4+	Form of Share Option Grant Notice, Share Option Agreement and Notice of Exercise (US) under the Structure Therapeutics Inc. 2023 Equity Incentive Plan.	S-1	333-269200	10.4	January 12, 2023

Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.5+	Form of Share Option Grant Notice, Share Option Agreement and Notice of Exercise (Non-Employee Director) under the Structure Therapeutics Inc. 2023 Equity Incentive Plan.	S-1	333-269200	10.5	January 12, 2023
10.6+	Form of Share Option Grant Notice, Share Option Agreement and Notice of Exercise (PRC) under the Structure Therapeutics Inc. 2023 Equity Incentive Plan.	S-1	333-269200	10.6	January 12, 2023
10.7+	Form of Restricted Share Unit Award Grant Notice and Award Agreement (US) under the Structure Therapeutics Inc. 2023 Equity Incentive Plan.	S-1	333-269200	10.7	January 12, 2023
10.8+	Form of Restricted Share Unit Award Grant Notice and Award Agreement (PRC) under the Structure Therapeutics Inc. 2023 Equity Incentive Plan.	S-1	333-269200	10.8	January 12, 2023
10.9+	Structure Therapeutics Inc. 2023 Employee Share Purchase Plan.	10-K	001-41608	10.9	March 30, 2023
10.10+	Executive Employment Agreement, by and between the registrant and Raymond Stevens, dated May 16, 2019.	S-1	333-269200	10.10	January 12, 2023
10.11+	Executive Employment Agreement by and between the registrant and Jun Yoon, dated May 1, 2019.	S-1	333-269200	10.11	January 12, 2023
10.12+	Amendment to the Executive Employment Agreement by and between the registrant and Jun Yoon.	S-1	333-269200	10.12	January 12, 2023
10.13+	Offer Letter, by and between the registrant and Mark Bach, M.D., dated April 19, 2021.	S-1	333-269200	10.13	January 12, 2023
10.14+	Employment Contract, by and between Shanghai ShouTi Biotechnology Co., Ltd. and Xichen Lin, dated July 22, 2019.	S-1	333-269200	10.15	January 12, 2023
10.15+	Employment Contract, by and between Shanghai ShouTi Biotechnology Co., Ltd. and Yingli Ma, dated November 1, 2022.	S-1	333-269200	10.16	January 12, 2023

Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.16+	Supplemental Agreement, by and among Shanghai Basecamp Biotechnology Co., Ltd., Shanghai ShouTi Biotechnology Co., Ltd. and Yingli Ma, dated October 31, 2022.	S-1	333-269200	10.17	January 12, 2023
10.17+	Board Service Agreement by and between the registrant and Daniel Welch, dated December 10, 2021.	S-1	333-269200	10.18	January 12, 2023
10.18+	Board Service Agreement by and between the registrant and Sharon Tetlow, dated March 2, 2022.	S-1	333-269200	10.19	January 12, 2023
10.19+	Board Service Agreement by and between the registrant and Joanne Waldstreicher, dated November 23, 2022.	S-1	333-269200	10.20	January 12, 2023
10.20+	Board Service Agreement by and between the registrant and Eric Dobmeier, dated December 13, 2022.	S-1	333-269200	10.21	January 12, 2023
10.21+	Non-Employee Director Compensation Policy.	10-Q	001-41608	10.2	May 9, 2024
10.22+	Severance and Change in Control Plan.	S-1	333-269200	10.23	January 12, 2023
10.23*	Collaboration Agreement, by and between Lhotse Bio, Inc. and Schrödinger, LLC, dated October 9, 2020.	S-1	333-269200	10.24	January 12, 2023
10.24	Shanghai Premises Lease Contract, by and between Shanghai ShouTi Biotechnology Co., Ltd. and Shanghai Changtai Business Management Co., Ltd., dated June 22, 2021.	S-1	333-269200	10.25	January 12, 2023
10.25	Exchange Agreement dated May 10, 2023 between the registrant and the investors named therein.	10-Q	001-41608	10.1	May 11, 2023
10.26	Lease Agreement, dated June 29, 2023, by and between the registrant and Shanghai Changtai Business Management Co., Ltd.	8-K	001-41608	10.1	July 6, 2023
10.27	House Leasing Contract, dated June 29, 2023, by and between the Shanghai ShouTi Biotechnology Co., ltd. and Shanghai Chuangzhi Space Entrepreneurship Incubator Management Co., Ltd.	8-K	001-41608	10.2	July 6, 2023

Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.28	Sublease, dated June 29, 2023, by and between Structure Therapeutics USA Inc. and Aligos Therapeutics, Inc.	8-K	001-41608	10.3	July 6, 2023
10.29	Share Purchase Agreement, dated as of September 29, 2023, by and among the registrant and the purchasers named therein.	10-Q	001-41608	10.4	November 17, 2023
10.30*	Collaboration Agreement, by and between Schrödinger, Inc. and Aconcagua Bio, Inc., dated November 7, 2023	8-K	001-41608	10.1	November 14, 2023
21.1	Subsidiaries of the registrant.	S-1	001-41608	21.1	November 17, 2023
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.					X
23.3	Consent of Travers Thorp Alberga (included in Exhibit 5.1).					X
23.4	Consent of Zhong Lun Law Firm (included in Exhibit 5.2).					X
23.5	Consent of Cooley LLP (included in Exhibit 5.3).					X
24.1	Powers of Attorney (included on the signature page).					X
107	Filing Fee Table.					X

+
Indicates management contract or compensatory plan.

*
Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted because they are both not material and is the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of this exhibit.

(b)
Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto, which are incorporated herein by reference.
Item 17.   Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
1.
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on June 3, 2024.
STRUCTURE THERAPEUTICS INC.
By: /s/ Raymond Stevens, Ph.D. Raymond Stevens, Ph.D. Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond Stevens, Ph.D. and Jun Yoon and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.
SIGNATURE	TITLE	DATE
/s/ Raymond Stevens, Ph.D. Raymond Stevens, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2024
/s/ Jun Yoon Jun Yoon	Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2024
/s/ Daniel Welch Daniel Welch	Chairman	June 3, 2024
/s/ Eric Dobmeier Eric Dobmeier	Director	June 3, 2024
/s/ Ramy Farid, Ph.D. Ramy Farid, Ph.D.	Director	June 3, 2024

SIGNATURE	TITLE	DATE
/s/ Ted W. Love, M.D. Ted W. Love, M.D.	Director	June 3, 2024
/s/ Sharon Tetlow Sharon Tetlow	Director	June 3, 2024
/s/ Joanne Waldstreicher, M.D. Joanne Waldstreicher, M.D.	Director	June 3, 2024